Exhibit 99.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of EXCO Resources, Inc.:

In our opinion, the accompanying consolidated statements of operations, comprehensive income (loss), stockholders’ equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of EXCO Resources, Inc. and its subsidiaries (Predecessor Company) for the 209 day period from January 1, 2003 to July 28, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standard No. 143, “Accounting for Asset Retirement Obligations,” as of January 1, 2003 and changed the manner in which it accounts for asset retirement costs.

/s/ PricewaterhouseCoopers LLP
March 18, 2004, except as to
Note 2, for which the date is
November 22, 2005
Dallas, Texas

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of EXCO Holdings Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows present fairly, in all material respects, the financial position of EXCO Holdings Inc. and its subsidiaries (Successor Company) at December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and the 156 day period from July 29, 2003 to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Subsequent to December 31, 2004 the Company sold its Canadian operating segment, see Note 2.

/s/ PricewaterhouseCoopers LLP
November 22, 2005
Dallas, Texas

EXCO Holdings Inc.

Consolidated balance sheets

	December 31,		September 30,
(in thousands, except per share amounts)	2003	2004	2005
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,372	$16,007	$236,371
Accounts receivable:
Oil and natural gas sales	5,408	18,130	26,883
Joint interest	1,552	2,213	1,221
Interest and other	1,122	418	15,355
Related parties	—	—	805
Deferred tax asset	—	—	39,492
Oil and natural gas derivatives	—	242	—
Marketable securities	818	69	—
Other	1,434	3,991	4,530
Current assets of discontinued operations	17,935	34,807	—
Total current assets	31,641	75,877	324,657
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	2,598	18,829	22,026
Proved developed and undeveloped oil and natural gas properties	187,371	454,328	554,568
Accumulated depreciation, depletion and amortization	(5,253)	(31,707)	(54,067)
Oil and natural gas properties, net	184,716	441,450	522,527
Gas gathering, office and field equipment, net	811	27,014	30,733
Assets of discontinued operations	259,172	346,926	—
Deferred financing costs, net	1,501	10,779	9,147
Goodwill	24,218	19,984	19,984
Deferred tax asset	—	—	3,471
Other assets	2,997	22	—
Total assets	$505,056	$922,052	$910,519

See accompanying notes.

	December 31,		September 30,
(in thousands, except per share amounts)	2003	2004	2005
			(unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$11,402	$21,919	$20,809
Accrued interest payable	173	14,877	6,980
Revenues and royalties payable	1,982	7,249	8,039
Income taxes payable	15	1,460	18,993
Deferred income taxes	—	710	—
Current portion of asset retirement obligations	—	2,418	1,713
Oil and natural gas derivatives	12,074	22,458	78,769
Current liabilities of discontinued operations	19,542	34,604	—
Total current liabilities	45,188	105,695	135,303
Long-term debt	99,470	34,500	1
7¼% senior notes due 2011	—	452,953	452,643
Asset retirement obligations and other long-term liabilities	7,288	11,429	13,909
Deferred income taxes	12,139	15,794	—
Oil and natural gas derivatives	3,260	25,961	77,780
Liabilities of discontinued operations	153,816	71,835	—
Commitments and contingencies	—	—	—
Stockholders’ equity:
Class A common stock, $.001 par value: Authorized shares—129,629,635; Issued and outstanding shares—115,946,667 at December 31, 2003 and 2004 and September 30, 2005 (unaudited)	116	116	116
Class B common stock, $.001 par value: Authorized shares—12,962,968; Issued and outstanding shares—11,925,925 at December 31, 2003 and 2004 and September 30, 2005 (unaudited)	12	12	12
Additional paid-in capital	173,804	173,804	173,804
Notes receivable—officers and employees (including interest of $7, $6, and $6, respectively)	(1,829)	(1,573)	(1,262)
Retained earnings	4,146	10,159	58,213
Accumulated other comprehensive income (loss):
Foreign currency translation adjustments	7,680	21,384	—
Unrealized loss on equity investments	(34)	(17)	—
Total stockholders’ equity	183,895	203,885	230,883
Total liabilities and stockholders’ equity	$505,056	$922,052	$910,519

See accompanying notes.

EXCO Holdings Inc.

Consolidated statements of operations

	Predecessor	Successor
	For the 209 day period from January 1, 2003 to July 28,	For the 156 day period from July 29, 2003 to December 31,	Year ended December 31,	Nine months ended September 30,
(in thousands, except per share amounts)	2003	2003	2004	2004	2005
				(unaudited)
Revenues and other income:
Oil and natural gas	$22,403	$21,767	$141,993	$100,120	$131,469
Commodity price risk management activities	—	(10,800)	(50,343)	(69,195)	(177,253)
Other income (loss)	(1,129)	(141)	1,184	920	7,047
Total revenues and other income	21,274	10,826	92,834	31,845	(38,737)
Costs and expenses:
Oil and natural gas production	11,380	7,331	28,256	21,121	21,979
Depreciation, depletion and amortization	5,125	5,413	28,519	20,960	24,490
Accretion of discount on asset retirement obligations	320	205	800	607	612
General and administrative	11,347	3,874	15,466	11,447	15,669
Interest	1,058	1,921	34,570	25,487	26,502
Total costs and expenses	29,230	18,744	107,611	79,622	89,252
Income (loss) before income taxes	(7,956)	(7,918)	(14,777)	(47,777)	(127,989)
Income tax expense (benefit)	(181)	(7,764)	5,126	(12,818)	(54,010)
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	(7,775)	(154)	(19,903)	(34,959)	(73,979)
Discontinued operations:
Income (loss) from operations	13,534	6,217	36,274	24,882	(4,402)
Gain on disposition of Addison Energy Inc.	—	—	—	—	175,717
Income tax expense (benefit)	4,982	1,917	10,358	7,462	49,282
Cumulative effect of change in accounting principle for discontinued operations, net of tax	—	—	—	—	—
Income (loss) from discontinued operations	8,552	4,300	25,916	17,420	122,033
Income (loss) before cumulative effect of change in accounting principle	777	4,146	6,013	(17,539)	48,054
Cumulative effect of change in accounting principle, net of income taxes of $696	255	—	—	—	—
Net income (loss)	1,032	$4,146	$6,013	$(17,539)	$48,054
Dividends on preferred stock	2,620
Loss on common stock	$(1,588)
Basic income (loss) per share from continuing operations	$(1.25)	$0.00	$(0.17)	$(0.30)	$(0.64)
Diluted income (loss) per share from continuing operations	$(1.25)	$0.00	$(0.17)	$(0.30)	$(0.64)
Weighted average number of common and common equivalent shares outstanding:
Basic	8,084	115,947	115,947	115,947	115,947
Diluted	8,084	115,947	115,947	115,947	115,947

See accompanying notes.

EXCO Holdings Inc.

Consolidated statements of cash flows

	Predecessor	Successor
	For the 209 day period from January 1, 2003 to July 28,	For the 156 day period from July 29, 2003 to December 31,	Year ended December 31,	Nine months ended September 30,
(in thousands)	2003	2003	2004	2004	2005
				(unaudited)
Operating activities:
Net income (loss)	$1,032	$4,146	$6,013	$(17,539)	$48,054
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale of Addison Energy Inc	—	—	—	—	(175,717)
Gain on sale of other assets	—	—	—	—	(373)
Depreciation, depletion and amortization	5,125	5,413	28,519	20,960	24,490
Stock option compensation expense	3,567	—	—	—	—
Accretion of discount on asset retirement obligations	320	205	800	607	612
Non-cash change in fair value of derivatives	—	5,423	24,260	51,195	114,410
Cumulative effect of change in accounting principle, net of income tax	(255)	—	—	—	—
Deferred income taxes	—	(7,764)	3,681	(12,821)	(59,467)
Amortization of deferred financing costs	358	100	3,859	3,396	1,311
Proceeds from sale of Enron claim	—	—	4,750	4,750	—
Other operating activities	—	—	—	(14)	3
Income from derivative ineffectiveness and terminated hedges	(187)	—	—	—	—
(Gains) losses from sales of marketable securities and other property and equipment	(245)	30	(14)	—	—
Net cash provided by (used in) operating activities of discontinued operations	10,894	7,073	28,855	25,971	(16,087)
Other, net	205	(12)	—	—	—
Effect of changes in:
Accounts receivable	1,553	4,983	(2,487)	2,439	(23,458)
Other current assets	(1,419)	210	(1,307)	(616)	(330)
Accounts payable and other current liabilities	(530)	1,688	21,599	9,976	5,708
Net cash provided by (used in) operating activities	20,418	21,495	118,528	88,304	(80,844)
Investing activities:
Acquisition of EXCO Resources, Inc., less cash acquired	—	(197,146)	—	—	—
Acquisition of North Coast Energy, Inc., less cash acquired	—	—	(215,133)	(215,133)	—
Additions to oil and natural gas properties, gathering systems and equipment	(4,201)	(21,722)	(139,521)	(73,559)	(151,182)
Proceeds from disposition of property and equipment	6,020	2,303	51,865	23,418	45,383
Proceeds from sale of Addison Energy Inc., net of cash sold of $1,415	—	—	—	—	443,397
Proceeds from disposition of non-oil and natural gas properties	—	—	—	—	627
Proceeds from sales of marketable securities	422	1,393	1,296	1,296	59
Net cash provided (used in) investing activities of discontinued operations	(25,760)	(22,918)	(79,983)	(70,162)	(442)
Other investing activities	(1)	467	—	—	—
Net cash used in investing activities	(23,520)	(237,623)	(381,476)	(334,140)	337,842

	Predecessor	Successor
	For the 209 day period from January 1, 2003 to July 28,	For the 156 day period from July 29, 2003 to December 31,	Year ended December 31,	Nine months ended September 30,
(in thousands)	2003	2003	2004	2004	2005
				(unaudited)
Financing activities:
Proceeds from long-term debt	20,638	112,132	546,350	494,850	41,300
Payments on long-term debt	(11,750)	(56,000)	(158,070)	(124,070)	(148,247)
Proceeds from the issuance of Class A and Class B common stock	—	147,537	—	—	—
Proceeds from exercise of stock options	12,737	—	—	—	—
Purchase of common stock from employees in connection with the merger	(17,874)	—	—	—	—
Purchase of director and employee stock options in connection with the merger	(3,567)	—	—	—	—
Payment of fees and expenses in connection with the merger	(563)	—	—	—	—
Notes issued by officers and employees for purchase of Class A common stock	—	(1,886)	—	—	—
Principal and interest on notes receivable—officers and employees	—	57	256	188	311
Preferred stock dividends	(2,620)	—	—	—	—
Deferred financing costs and other	(1,136)	(1,592)	(13,431)	(13,230)	—
Net cash provided by (used in) financing activities of discontinued operations, including dividends received	13,945	14,035	(91,397)	(91,285)	59,601
Other financing activities	172	1	—	—	—
Net cash provided by (used in) financing activities	9,982	214,284	283,708	266,453	(47,035)
Net increase (decrease) in cash	6,880	(1,844)	20,760	20,617	209,963
Effect of exchange rates on cash and cash equivalents	58	297	(1,685)	(2,246)	—
Cash at beginning of period	1,942	8,880	7,333	7,333	26,408
Cash at end of period including cash of discontinued operations	8,880	7,333	26,408	25,704	236,371
Cash of discontinued operations at end of period	1,697	3,961	10,401	8,323	—
Cash at end of period	$7,183	$3,372	$16,007	$17,381	$236,371
Supplemental cash flow information:
Interest paid	$618	$1,658	$17,102	$16,990	$33,099
Income taxes paid	$—	$—	$—	$436	$1,253
Value of shares contributed from EXCO management and other investors to Holdings	$—	$26,395	$—	$—	$—

See accompanying notes.

EXCO Holdings Inc.

Consolidated statements of changes in stockholders’ equity

	Predecessor		Successor
	For the 209 day period ended July 28, 2003		For the 156 day period ended December 31, 2003		For the year ended December 31, 2004		Nine months ended September 30, 2005
(in thousands)	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
							(unaudited)
5% Preferred shares
Balance at beginning of the period	5,005	$101,175
Conversion of 5% preferred stock	(5,005)	(101,175)
Balance at end of period	—	$—
Common stock
Balance at beginning of the period	7,263	$145
Exercise of stock options and warrants	1,133	23
Conversion of 5% preferred stock	5,005	100
Balance at end of period	13,401	$268
Common stock, Class A
Balance at beginning of the period			—	$—	115,947	$116	115,947	$116
Issuance of Class A common stock			115,947	116	—	—	—	—
Balance at end of period			115,947	$116	115,947	$116	115,947	$116
Common stock, Class B
Balance at beginning of the period			—	$—	11,926	$12	11,926	$12
Issuance of Class B common stock			11,926	12	—	—	—	—
Balance at end of period			11,926	$12	11,926	$12	11,926	$12
Additional paid-in capital
Balance at beginning of the period		$53,107		$—		$173,804		$173,804
Issuance of Class A and Class B common shares		—		173,804		—		—
Exercise of stock options and warrants		12,716		—		—		—
Deferred compensation		(594)		—		—		—
Conversion of 5% preferred stock		101,074		—		—		—
Balance at end of period		$166,303		$173,804		$173,804		$173,804
Deferred compensation
Balance at beginning of the period		$(705)
Stock based compensation expense		—
Deferred compensation		705
Balance at end of period		$—
Notes receivable—officers and employees
Balance at beginning of the period		$(173)		$—		$(1,829)		$(1,573)
Principal and interest payments		173		57		256		311
Notes issued by officers and employees		—		(1,886)		—		—
Balance at end of period		$—		$(1,829)		$(1,573)		$(1,262)
Retained earnings (deficit)
Balance at beginning of the period		$(44,399)		$—		$4,146		$10,159
Net income (loss)		1,032		4,146		6,013		48,054
Dividends on preferred shares		(2,620)		—		—		—
Purchase of treasury stock		—		—		—		—
Balance at end of period		$(45,987)		$4,146		$10,159		$58,213
Treasury stock
Balance at beginning of the period		$(3,562)
Purchase of treasury stock		(17,874)
Issuance of treasury stock		—
Balance at end of period		$(21,436)
Accumulated other comprehensive income (loss)
Balance at beginning of the period		$(5,704)		$—		$7,646		$21,367
Foreign currency translation adjustments		2,791		7,680		13,704		—
Equity investments		590		(34)		17		17
Foreign currency transaction adjustment		—		—		—		(21,384)
Hedging activities		(1,602)		—		—		—
Balance at end of period		$(3,925)		$7,646		$21,367		$—
Total stockholders’ equity
Balance at beginning of period		$99,884		$—		$183,895		$203,885
Balance at end of period		$95,223		$183,895		$203,885		$230,883

See accompanying notes.

EXCO Holdings Inc.

Consolidated statements of comprehensive income (loss)

	Predecessor	Successor
	For the 209 day period from January 1, 2003 to	For the 156 day period from July 29, 2003 to	Year ended December 31,	Nine months ended September 30,
(in thousands)	July 28, 2003	December 31, 2003	2004	2004	2005
				(unaudited)
Net income (loss)	$1,032	$4,146	$6,013	$(17,539)	$48,054
Other comprehensive income (loss):
Hedging activities:
Effective changes in fair value	14,701	—	—	—	—
Reclassification adjustments for settled contracts	(14,540)	—	—	—	—
Amortization of terminated contracts	(1,763)	—	—	—	—
Total hedging activities	(1,602)	—	—	—	—
Reclassification adjustment of foreign currency translation adjustment	2,791	7,680	13,704	5,467	—
Reclassification adjustment for impairment of marketable securities	—	—	—	—	—
Unrealized gain (loss) on equity investments	590	(34)	17	26	—
Total comprehensive income (loss)	$2,811	$11,792	$19,734	$(12,046)	$48,054

See accompanying notes.

EXCO Holdings Inc.

Notes to consolidated financial statements

1.                                      The merger

EXCO Holdings Inc. a Delaware corporation, (Holdings) was formed March 4, 2003 and had no operations prior to July 29, 2003 when it acquired all of the outstanding stock and options of EXCO Resources, Inc. (EXCO). Prior to July 29, 2003, EXCO was a public company whose common stock was traded on the NASDAQ. For the period from March 4, 2003 (date of inception) and after the acquisition of EXCO on July 29, 2003, Holdings and EXCO are collectively referred to herein as the Company or Successor. On July 29, 2003, pursuant to an Agreement and Plan of Merger, ER Acquisition, Inc., a Texas corporation, and wholly-owned subsidiary of Holdings merged into Resources. Prior to July 29, 2003 the EXCO’s financial statements are referred to as Predecessor and subsequent to that date they are referred to as Successor and include purchase accounting adjustments related to this change in control.

EXCO’s operations consist primarily of acquiring interests in producing oil and natural gas properties located in the continental United States and until February 10, 2005, Canada. EXCO also acts as the operator of most of these properties and receives overhead reimbursement fees as a result.

Holdings was formed by our chairman and chief executive officer, Douglas H. Miller, and his buying group for the purpose of entering into the merger agreement. The holders of EXCO’s common stock, other than Holdings and its subsidiaries, received cash of $18.00 per share. The buyout of EXCO was funded with borrowings from EXCO’s existing credit facilities of approximately $53.6 million and approximately $172.0 million of Holdings’ equity. The equity capital for Holdings was provided by:

•    Cerberus Capital Management, L.P., or Cerberus, an investment management firm—$106.5 million in cash;

•    other institutional investors—$34.3 million in cash;

•    certain members of EXCO’s management—$10.5 million in cash and the contribution of EXCO shares; and

•    other institutional and other investors—$20.7 million in cash and the contribution of EXCO shares.

Upon completion of the merger transaction, EXCO’s common stock was delisted from trading on the NASDAQ National Market or any other exchange and EXCO’s common stock registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 was terminated.

The total purchase price for EXCO was $353.5 million representing the purchase of all outstanding common stock and stock options including the amounts contributed to Holdings by management and key employees and other investors, and liabilities assumed as detailed below and has been allocated as follows (dollars in thousands):

Purchase price calculations:
Payments for tendered shares including options	$195,327
Value of EXCO shares contributed by management	8,429
Value of EXCO shares contributed by other investors	17,966
Assumption of debt	130,003
Merger related costs	1,819
Total EXCO acquisition costs	$353,544
Allocation of purchase price:
Oil and natural gas properties—proved	$358,111
Oil and natural gas properties—unproved	9,967
Goodwill	51,120
Other property and equipment and other assets	3,678
Current assets	36,705
Deferred income taxes(1)	(50,733)
Accounts payable and accrued expenses	(37,757)
Asset retirement obligations	(15,744)
Fair value of oil and natural gas derivatives	(1,803)
Total allocation	$353,544

(1)          Represents deferred income taxes recorded at the date of the merger due to differences between the book basis and the tax basis of assets. For book purposes, we had a step-up in basis related to purchase accounting while our existing tax basis carried over.

As a result of the change in control, generally accepted accounting principles (GAAP) requires the acquisition by Holdings to be accounted for as a purchase transaction in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” Accordingly, the financial statements for periods subsequent to July 28, 2003, reflect Holdings’ stepped-up basis resulting from the acquisition. The aggregate purchase price has been allocated to the underlying assets and liabilities based upon the respective estimated fair values at July 29, 2003 (date of acquisition). Carryover basis accounting applies for tax purposes. All financial information presented prior to July 29, 2003 represents predecessor basis of accounting.

The purchase price allocation resulted in $51.1 million of goodwill, $24.2 million in the EXCO operating segment and $26.9 million in the Canadian geographic operating segment (reflected on the consolidated balance sheet at December 31, 2003 and 2004 as Assets of Discontinued Operations). None of the goodwill is deductible for income tax purposes. Furthermore, in accordance with SFAS No. 142, “Goodwill and Intangible Assets”, goodwill is not amortized, but is tested for impairment on an annual basis, or more frequently as impairment indicators arise. Impairment tests, which involve the use of estimates related to the fair market value of the business operations with which goodwill is associated, are performed at the end of our fourth quarter. Losses, if any, resulting from impairment tests will be reflected in operating income in the statement of operations. In a recent letter to oil and natural gas companies, the SEC has provided guidance concerning the treatment of goodwill in situations when a company sells less than 25% of its proved oil and natural gas reserves in a cost pool. The guidance indicates that such dispositions may trigger a need to evaluate goodwill for impairment under SFAS No. 142. As a result of this guidance, beginning January 1, 2005, we no longer reduce the balance of goodwill for property dispositions of less than 25% of our oil and natural gas reserves unless there is an indication that our goodwill is impaired as a result of the sale.

The following table reflects our balances for goodwill as of July 29, 2003, December 31, 2003 and December 31, 2004 (in thousands of dollars):

Balance as of July 29, 2003	$24,218
Activity during the 156 day period from July 29, 2003 to December 31, 2003	—
Balance as of December 31, 2003	24,218
Activity during the year ended December 31, 2004:
Sales of oil and natural gas properties	(2,954)
Sale of the Enron claim	(1,280)
Balance as of December 31, 2004	$19,984

Pro forma results of operations

The following table reflects the pro forma results of operations as though the merger had been consummated at the beginning of each respective period.

(in thousands, except per share data, unaudited)	Year ended December 31, 2003
Revenues and other income	$32,100
Income (loss) before cumulative effect of change in accounting principle	10,138
Net income (loss)	10,393
Basic income (loss) per share	$0.09
Diluted income (loss) per share	$0.09

2.                                      Significant transactions since January 1, 2005

Sale of Addison Energy Inc. On January 17, 2005, our directors approved the Share and Debt Purchase Agreement (the Addison Purchase Agreement), dated effective January 12, 2005, among 1143928 Alberta Ltd., a corporation organized under the laws of the Province of Alberta (Purchaser) and a wholly-owned subsidiary of NAL Oil & Gas Trust, an Alberta trust, EXCO and Taurus Acquisition, Inc. (Taurus), our wholly-owned subsidiary. The Addison Purchase Agreement provided that EXCO, our wholly-owned subsidiary would sell to Purchaser all of the issued and outstanding shares of common stock of Addison Energy Inc. (Addison), which was at that time our wholly-owned Canadian subsidiary. The Addison Purchase Agreement also provided that Taurus would sell to Purchaser a promissory note in the amount of U.S. $98.8 million and a promissory note in the amount of Cdn. $108.3 million (U.S. $79.3 million) (collectively, the Addison Notes), each of which were issued by Addison in favor of Taurus. This transaction closed on February 10, 2005.

The aggregate purchase price for the stock and the Addison Notes was Cdn. $551.3 million (U.S. $443.3 million). Of this amount, Cdn. $90.1 million (U.S. $72.1 million) was used to repay in full all outstanding balances under Addison’s credit facility while Cdn. $56.2 million (U.S. $45.2 million) was withheld and has been remitted to the Canadian government for potential income taxes that we may owe resulting from the sale of the stock. We have recorded a receivable in the amount of Cdn. $14.6 million (U.S. $11.9 million) for our estimate of the excess of the amount withheld for Canadian income taxes from the sales proceeds over the estimated amount of Canadian income taxes that are actually owed on the gain from the sale. The purchase price was subject to further adjustment based upon, among other items, the final determination of Addison’s working capital balance. In June 2005, we adjusted the liability and the gain recognized on the sale to Cdn. $1.6 million ($1.3 million). In October 2005, we paid the Purchaser the Cdn. $1.6 million (U.S. $1.1 million) in settlement of the working capital balance. The purchase price is also subject to additional adjustments based upon the outcome of Crown royalty and joint venture audits, if any, that may occur in the future that cover periods prior to February 1, 2005.

All severance payments paid or payable in respect of employees terminated up to May 31, 2005 were borne by EXCO. If Purchaser or its affiliates makes an employment offer to a terminated employee and the employee accepts the offer, Purchaser is obligated to pay EXCO an amount equal to all severance payments paid to that employee. This obligation is in effect for a period of six months for any employee terminated at closing and for an indefinite period for any employee terminated after closing but prior to May 31, 2005. At closing, Cdn. $2.1 million (U.S. $1.7 million) was deducted from the sales proceeds for severance payments made to Addison employees who were terminated at closing.

We have recognized a gain from the sale of Addison in the amount of U.S. $175.7 million before income tax expense of U.S. $50.1 million related to the gain. The cumulative adjustment resulting from the translation of Addison’s financial statements has been eliminated. These amounts were considered in the determination of the gain on the sale.

The net carrying value of Addison’s assets and liabilities as of December 31, 2003 and December 31, 2004 are as follows (in thousands of U.S. dollars):

	December 31,
	2003	2004

Cash	$3,961	$10,401
Other current assets	13,974	24,406
Oil and natural gas properties, net	229,227	315,144
Gas gathering, office and field equipment, net	290	267
Goodwill	29,128	31,432
Other assets	527	83
Total assets	277,107	381,733
Current liabilities	19,544	34,604
Long-term debt	108,481	12,896
Deferred income taxes	33,760	43,308
Other liabilities	11,575	15,631
Total liabilities	173,360	106,439
Net investment in Addison	$103,747	$275,294

The following table presents the summary operating results for Addison, which has been reported as a discontinued operation (dollars in thousands):

	For the 209 day period from January 1, 2003 to July 28, 2003	For the 156 day period from July 29, 2003 to December 31, 2003	Year ended December 31, 2004

Revenues	$39,109	$24,426	$85,219
Costs and expenses	25,575	18,209	48,945
Income (loss) from operations	13,534	6,217	36,274
Income tax expense (benefit)	4,982	1,917	10,358
Income (loss) from discontinued operations, net of tax	$8,552	$4,300	$25,916

In accordance with the terms of the indenture governing our senior notes (see “Note 6. Issuance of senior notes and the acquisition of North Coast Energy, Inc.”), at the time of the closing of the Addison disposition, the security interest of the holders of our senior notes in two-thirds of the common stock of Addison was released and a second lien security interest (behind the first lien security interest under our U.S. credit agreement) was effected in U.S. $120.6 million of cash equivalents, which represents two-thirds of the net cash proceeds from the sale of the Addison stock. An additional U.S. $75.8 million of proceeds from the Addison disposition were applied to temporarily pay down borrowings under our U.S. credit agreement to a nominal amount. The remaining Addison disposition proceeds of U.S. $130.3 million have been invested in short-term investments as permitted under our U.S. credit agreement and our senior notes. The net cash proceeds from the Addison disposition as determined under the indenture governing our senior notes was U.S. $326.8 million and may be used only in accordance with the terms of the indenture. Section 4.07 of the indenture provides that the net cash proceeds from an asset disposition must be used to permanently reduce debt, reinvest in our business or make an offer to the holders to repurchase their senior notes.

Addison Energy Inc. dividend

On February 9, 2005 Addison made an earnings and profits dividend (as calculated under U.S. tax law) to EXCO in an amount of Cdn. $74.5 million (U.S. $59.6 million). This dividend was funded by Addison by an additional drawdown on its bank credit facility. The dividend was subject to Canadian tax withholding of 5% or Cdn. $3.7 million (U.S. $3.0 million), which amount has been included in the 2004 tax provision.

Equity Buyout

On August 29, 2005, EXCO announced that the Board of Directors of Holdings approved for consideration by the Holdings stockholders the proposed terms of an equity buyout (Equity Buyout) pursuant to a purchase of all of the outstanding shares of capital stock of Holdings by EXCO Holdings II, Inc. (Holdings II), a Delaware corporation controlled by a group of investors led by Douglas H. Miller, the Chairman and Chief Executive Officer of Holdings.

On October 3, 2005, Holdings II completed its purchase of all of the outstanding shares of capital stock of Holdings for an aggregate purchase price of approximately $699.3 million. The Equity Buyout was funded by a combination of (i) $350.0 million of interim loan indebtedness (Interim Bank Loan), including $0.7 million for working capital, (ii) approximately $183.1 million from the issuance of Holdings II common stock to new private equity investors and EXCO employees and (iii) the exchange of Holdings Class A and Class B common stock valued at approximately $166.9 million for Holdings II common stock. Holdings’ majority stockholder sold all of its shares for cash. JPMorgan Chase Bank, N.A. was the lead lender under the Interim Bank Loan.

GAAP requires the application of “push down accounting” in situations where the ownership of an entity has changed. Holdings II is deemed to be the acquiror of Holdings. The assets and liabilities of Holdings II will be recorded at their fair value under SAB No. 54. The preliminary cost and allocation for this transaction are as follows:

(unaudited, in thousands)
Acquisition cost:
Payments for shares including options	$478,836
Exchange of Holdings II shares for EXCO Holdings shares	166,884
Assumption of senior notes ($452,643 aggregate book value plus $15,357 premium to fair value)	468,000
Assumption of long-term debt	1
Less cash assumed of $236,371, less payment of $28,637 of cash compensation related to the Equity Buyout	(207,734)
Total EXCO Holdings acquisition cost	$905,987
Allocation of acquisition cost:
Oil and natural gas properties—proved	$852,196
Oil and natural gas properties—unproved	58,573
Total oil and natural gas properties	910,769
Gas gathering assets and other equipment	33,246
Deferred tax asset ($3,471 reclassified to deferred tax liability)	—
Other assets, reflecting the reduction of deferred debt issuance costs of $8,862 to zero	285
Goodwill	230,517
Other current assets	88,286
Accounts payable and accrued expenses	(124,403)
Asset retirement obligations and other long-term liabilities	(14,929)
Oil and natural gas derivative liabilities	(77,780)
Deferred tax liability of $143,475 at an average marginal tax rate of 39.1%(1), net of $3,471 reclassification of EXCO Holdings historical deferred tax asset	(140,004)
Total allocation	$905,987

(1)          Marginal tax rate includes federal income taxes at 35.0% plus a blended state tax rate of 4.1%.

As a result of the Equity Buyout, we will be recording stock based and other compensation expense for the following items during the fourth quarter of 2005:

•    A non-cash charge of approximately $44.1 million as a result of the acquisition by Holdings II of all of the shares of Class B common stock of Holdings held by members of our management and other employees. The offset to this expense will be to Shareholders’ Equity as additional paid-in capital. The shareholder agreements governing the Class A and Class B shares of Holdings provided that, upon the occurrence of certain specified events, including a change of control as occurred upon the Equity Buyout:

•    the holders of the Class A shares were to receive the first $175.0 million in proceeds, and

•    the remaining proceeds in excess of the $175.0 million were to be allocated on a pro-rata basis to the holders of the Class A and Class B shares.

For financial accounting purposes, the Class B shares were considered to be a “variable” plan since a holder of the shares had to be employed at the date of a participation event, such as a change of control, to receive fair value for the Class B shares.

•    A charge of $17.8 million for payments made to holders of options to purchase Class A shares of Holdings less options held by the ESPP. This amount was paid to option holders at the time of the Equity Buyout by Holdings to purchase all stock options outstanding at that time. The amount represents the cumulative difference between the $5.197 per share purchase price for the Equity Buyout for the Class A shares and the exercise price of the outstanding stock options times the number of stock options outstanding.

•    A charge of $8.3 million for payments made to our employees who were participants in the Employee Stock Participation Plan (ESPP). This amount was paid at the time of the Equity Buyout and was based upon shares of Holdings Class A and Class B stock that were reserved, but unissued, and options granted to the ESPP under the Holdings Plan. All employees on the date of the Equity Buyout who were not direct owners of Holdings Class A or Class B stock received payments under the ESPP. For financial accounting purposes, the ESPP was considered to be a “variable” plan since, to be eligible, a recipient had to be employed at the date of the change of control to receive a payment. As a result, we did not recognize compensation expense prior to the consummation of the change of control event.

•    A charge of $2.6 million for accelerated payments made by EXCO Holdings to certain employees of EXCO under the EXCO Holdings Employee Bonus Retention Plan. The EXCO Holdings Bonus Retention Plan was accelerated, paid in full and terminated upon consummation of the Equity Buyout.

Holdings II adopted the 2005 Long-Term Incentive Plan (the 2005 Incentive Plan) which provides for the granting of options to purchase up to 10,000,000 shares of Holdings (formerly Holdings II) common stock. On October 5, 2005, options were granted under the 2005 Incentive Plan to our employees to purchase 4,985,950 shares of Holdings common stock at $7.50 per share. The options expire ten years from the date of grant. Pursuant to the 2005 Incentive Plan, 25% of the options vest immediately with an additional 25% to vest on each of the next three anniversaries of the date of grant. As a result of the new basis in accounting due to the Equity Buyout, we will adopt the provisions of SFAS No. 123(R), “Share Based Payments” as of October 3, 2005 in connection with the Equity Buyout. This will result in a non-cash charge to stock option compensation expense during the fourth quarter of 2005. We have not completed our evaluation of the impact that the adoption of SFAS No. 123(R) will have on our future results of operations.

Merger of Holdings II into Holdings

Promptly following the consummation of the Equity Buyout, Holdings II merged with and into Holdings (Holdings II Merger). As a result of the Holdings II Merger, each outstanding share of Holdings II common stock was cancelled and exchanged for one share of Holdings common stock. In addition, all shares of Holdings Class A and Class B common stock held by Holdings II were cancelled in connection with the Holdings II Merger. The Equity Buyout will be accounted for as a purchase pursuant to SFAS No. 141—”Business Combinations,” which will result in the assets and liabilities being recorded at their fair value. Holdings II is deemed the accounting acquiror of Holdings.

Pursuant to the Holdings II Merger, the indebtedness incurred by Holdings II to fund the Equity Buyout was assumed by Holdings.

ONEOK Energy acquisition

On September 16, 2005, Holdings II incorporated TXOK Acquisition, Inc. (TXOK), a Delaware corporation with a $1,000 investment in TXOK common stock. TXOK was formed to acquire (i) all of the issued and outstanding shares of common stock of ONEOK Energy Resources Company (ONEOK Energy) and (ii) all of the issued and outstanding membership interests of ONEOK Energy Resources Holdings, LLC (ONEOK Energy LLC) (collectively ONEOK Energy). ONEOK Energy was wholly-owned by ONEOK, Inc., a Tulsa-based public utility company.

The ONEOK Energy acquisition closed on September 27, 2005. The purchase price paid at closing, based upon adjustments as of that date, was $642.9 million. Effective upon closing, ONEOK Energy and ONEOK Energy LLC became wholly-owned subsidiaries of TXOK.

TXOK funded the ONEOK Energy acquisition with (i) $20.0 million in private debt financing, $15.0 million of which was provided by Mr. Boone Pickens, one of our directors; (ii) the issuance of $150.0 million of TXOK preferred stock to BP EXCO Holdings LP, an entity controlled by Mr. Pickens; (iii) the TXOK credit facility, with an initial borrowing base of $325.0 million, of which approximately $308.8 million was drawn at the closing of the ONEOK Energy acquisition; and (iv) the TXOK second lien term loan facility of $200.0 million. We repaid the $20.0 million in private debt financing by our equity investment in TXOK on October 7, 2005. Neither EXCO Holdings nor EXCO Resources is an obligor or guarantor with respect to these financings; however, EXCO Holdings has pledged its stock in TXOK as collateral security for payment of the TXOK credit facility and the TXOK term loan. See “Interim financing arrangements” for a description of the credit facilities and the TXOK preferred stock.

On October 7, 2005, EXCO advanced $4.0 million to Holdings (formerly Holdings II), which was used to fund an additional $20.0 million investment in TXOK class B common stock by Holdings. The TXOK preferred stock currently has full voting rights to vote with the TXOK common stock on all matters submitted to a vote by stockholders. Accordingly, holders of the TXOK preferred stock currently hold voting control of TXOK. If the TXOK preferred stock is not redeemed on or before September 27, 2006, the TXOK preferred stock and accumulated dividends will automatically convert into common stock representing 90% of the outstanding common stock of TXOK. Holdings accounts for its investment in TXOK using the cost method of accounting.

The properties acquired in the ONEOK Energy acquisition include 1,041 gross (445.1 net) producing oil and natural gas wells in Texas and Oklahoma. ONEOK Energy has Proved Reserves (estimated as of July 31, 2005) of approximately 223.3 Bcfe of oil and natural gas and 151 miles of natural gas gathering lines. The acquired properties produced an average of 905 Bbls of oil per day and 47.7 Mmcf of natural gas per day during September 2005.

In connection with the ONEOK Energy acquisition, EXCO hired 57 employees of ONEOK in October 2005 that have historically worked on these assets.

The preferred stockholder and another private investor funded a total of $20.0 million in loans to TXOK (via Holdings II) to fund the $19.4 million in deposits paid in connection with the ONEOK Energy acquisition. These loans and interest of $0.1 million were repaid by TXOK on October 7, 2005 with the proceeds from Holdings investment in TXOK class B common stock. These private investors also entered into contracts with TXOK to render financial advisory services to TXOK pursuant to which they were paid approximately $4.9 million on October 7, 2005.

Equity transaction

Holdings plans to pursue an underwritten initial public offering (IPO) of the common stock of EXCO in order to raise funds, in addition to cash on hand and additional borrowings under EXCO’s revolving credit facility, to repay the Interim bank loan, repay the TXOK credit facility, repay the TXOK second lien term loan facility, redeem the TXOK preferred stock and provide additional working capital.

Holdings would be merged with and into EXCO concurrently with the closing of the IPO. It is anticipated that the IPO would be completed in the first quarter of 2006. The plan to pursue the IPO is subject to SEC clearance, the receipt of any other necessary approvals and market conditions. There can be no assurance as to whether or when any such offering would be completed or as to the size or terms of any such offering. TXOK and its subsidiaries would become subsidiaries of EXCO after the merger.

3.                                      Summary of significant accounting policies

Organization

EXCO Holdings Inc., a Delaware corporation, was formed in March 2003 for the purpose of acquiring EXCO. Our operations consist primarily of acquiring interests in producing oil and natural gas properties located in the continental United States and, until February 10, 2005, Canada. We also act as the operator of some of these properties and receive overhead reimbursement fees as a result.

Principles of consolidation

The accompanying consolidated balance sheets as of December 31, 2003 and 2004 and September 30, 2005 (unaudited) and the results of operations, cash flows and comprehensive income for the 156 day period from July 29, 2003 to December 31, 2003, for the year ended

December 31, 2004 and for the unaudited nine month periods ended September 30, 2004 and 2005 are for Holdings and its subsidiaries and represent the stepped up successor basis of accounting.

The accompanying consolidated statements of operations, cash flows and comprehensive income for the 209 day period from January 1, 2003 to July 28, 2003 are for EXCO and its subsidiaries and represent the predecessor basis of accounting. These financial statements have been restated to reflect the operations, cash flow and comprehensive income of Addison as discontinued operations.

All inter-company transactions have been eliminated.

Functional currency

The assets, liabilities and operations of Addison were measured using the Canadian dollar as the functional currency. These assets and liabilities were translated into U.S. dollars using end-of-period exchange rates. Revenue and expenses were translated into U.S. dollars at the average exchange rates in effect during the period. Translation adjustments were deferred and accumulated in other comprehensive income.

Management estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. The most significant estimates pertain to proved oil, natural gas and NGL reserve volumes, future development, dismantlement and abandonment costs, valuation of deferred tax assets, estimates relating to certain oil, natural gas and NGL revenues and expenses and the fair market value of derivatives and equity securities. Actual results may differ from management’s estimates.

Cash equivalents and marketable securities

We consider all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

We have evaluated our investment policies in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and determined that all of our investment securities, other than cash equivalents, are to be classified as available for sale. Available for sale securities are carried at fair value, with the unrealized gains and losses reported in other comprehensive income. Realized gains and losses are included in other income on the consolidated statement of operations. Declines in value that are considered to be “other than temporary” on available for sale securities are shown separately on the consolidated statement of operations. Realized gains and losses are determined using the first-in, first-out method.

Concentration of credit risk and accounts receivable

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash, trade receivables and our derivative financial instruments. We place our cash with high credit quality financial institutions. We sell oil and natural gas to various customers. In addition, we participate with other parties in the drilling, completion and operation of oil and natural gas wells. The majority of our accounts receivable are due from either purchasers of oil, natural gas or NGLs or participants in oil and natural gas wells for which we serve as the operator. Generally, operators of oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells. Oil, natural gas and NGL sales are generally unsecured. We have provided for credit losses in the financial statements and these losses have been within management’s expectations. The allowance for doubtful accounts receivable aggregated $198,000, $1.5 million and $1.4 million at December 31, 2003 and 2004 and September 30, 2005 (unaudited), respectively. In 2004, an allowance for doubtful accounts receivable of $1.3 million was established in purchase accounting for North Coast. During the nine month period ended September 30, 2005, $115,000 was charged against the allowance for doubtful accounts receivable. We place our derivative financial instruments with financial institutions and other firms that we believe have high credit ratings. For a discussion of the credit risks associated with our commodity price risk management activities, please see “Note 12. Derivative financial instruments.”

Derivative financial instruments

We engage in commodity price risk management activities to protect against commodity price fluctuations and in connection with the incurrence of debt related to our acquisition activities. In conjunction with the incurrence of debt related to our acquisition activities, our objective in entering into these commodity price risk management transactions is to manage price fluctuations and achieve a more predictable cash flow for our development and acquisition activities. These derivatives are not held for trading purposes.

Prior to July 28, 2003, EXCO’s derivative financial instruments were designated as cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” On the date the derivative contract was entered into, it designated the derivative as a hedge. Changes in the fair value of a derivative that was highly effective as a cash flow hedge were recorded in other comprehensive income, until earnings were affected by the variability of cash flows.

EXCO formally documented all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process included linking all derivatives that were designated as cash flow hedges to forecasted transactions. EXCO also formally assessed, both at the hedge’s inception and on an ongoing basis, whether the derivatives that were used in hedging transactions were highly effective in offsetting changes in cash flows of hedged items. When it was determined that a derivative was not highly effective as a hedge or that it has ceased to be a highly effective hedge, EXCO discontinued hedge accounting prospectively, as discussed below.

EXCO discontinued hedge accounting prospectively when: (1) it was determined that the derivative was no longer highly effective in offsetting changes in cash flows of a hedged item; (2) the derivative expired or was sold, terminated or exercised; (3) the derivative was not designated as a hedge instrument, because it was unlikely that a forecasted transaction would occur; or (4) management determined that designation of the derivative as a hedge instrument was no longer appropriate.

Effective as of November 30, 2001, EXCO ceased hedge accounting for its hedge transactions then in place with Enron North America Corp., the counterparty to its swap agreements, due to Enron North America’s bankruptcy filing. See “Note 12. Derivative financial instruments” for a discussion of these derivative transactions.

Effective July 29, 2003, in connection with the going private transaction, we discontinued hedge accounting for all existing derivatives. Currently, we do not designate derivative transactions as hedges for accounting purposes; accordingly, all derivatives are recorded at fair value on our consolidated balance sheet and changes in the fair value of derivative financial instruments including interest rate swaps are recognized currently in our consolidated statement of operations. We continue to designate derivative financial instruments as hedges for income tax purposes.

For the 209 day period from January 1, 2003 to July 28, 2003, EXCO recorded as other income in the statement of operations, a loss of $886,000 and a loss of $2.5 million, respectively, from hedge ineffectiveness. For the 209 day period from January 1, 2003 to July 28, 2003, EXCO also recorded as other income in the statement of operations $7.0 million and $1.8 million, respectively, from derivative transactions for which hedge accounting was discontinued.

Oil and natural gas properties

We have recorded oil and natural gas properties at cost using the full cost method of accounting. Under the full cost method, all costs associated with the acquisition, exploration or development of oil and natural gas properties are capitalized as part of the full cost pool. Capitalized costs are limited to the aggregate of the after-tax present value of future net revenues plus the lower of cost or fair market value of unproved properties. The full cost pool is comprised of lease and well equipment and exploration and development costs incurred, plus intangible acquired proved leaseholds.

Unproved oil and natural gas properties are excluded from the calculation of depreciation, depletion and amortization until it is determined whether or not Proved Reserves can be assigned to such properties. At December 31, 2003 and 2004 and September 30, 2005 (unaudited), the $2.6 million, $18.8 million and $22.0 million, respectively, in unproved oil and natural gas properties resulted from the allocation of the estimated fair value of undeveloped acreage and possible and probable reserves. We assess our unproved oil and natural gas properties for impairment on a quarterly basis.

Depreciation, depletion and amortization of evaluated oil and natural gas properties is calculated for the United States full cost pools using the unit-of-production method based on total Proved Reserves, as determined by independent petroleum reservoir engineers.

Sales, dispositions and other oil and natural gas property retirements are accounted for as adjustments to the full cost pool, with no recognition of gain or loss unless the disposition would significantly alter the amortization rate.

At the end of each quarterly period, the unamortized cost of proved oil and natural gas properties, net of related deferred income taxes, is limited to the sum of the estimated future net revenues from proved properties using current period-end prices discounted at 10%, adjusted for related income tax effects (ceiling test). This ceiling test calculation is done separately for the United States and, until February 10, 2005, the Canadian full cost pools.

The calculation of the ceiling test is based upon estimates of Proved Reserves. There are numerous uncertainties inherent in estimating quantities of Proved Reserves, in projecting the future rates of production and in the timing of development activities. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserve estimates are often different from the quantities of oil and natural gas that are ultimately recovered.

In September 2004, the SEC issued Staff Accounting Bulletin No. 106 (SAB 106), which clarifies the calculation of the full cost ceiling and depreciation, depletion, and amortization of oil and natural gas properties in conjunction with accounting for asset retirement obligations under SFAS No. 143. The guidance in SAB 106 has not had a significant impact on our Consolidated Financial Statements.

Gas gathering, office and field equipment

Gas gathering, office and field equipment are capitalized at cost and depreciated on a straight line basis over their estimated useful lives. Gathering systems are depreciated over estimated useful lives ranging from 10 to 25 years. Field and office equipment useful lives range from 3 to 15 years.

Environmental costs

Environmental costs that relate to current operations are expensed as incurred. Remediation costs that relate to an existing condition caused by past operations are accrued when it is probable that those costs will be incurred and can be reasonably estimated based upon evaluations of currently available facts related to each site.

Deferred abandonment and asset retirement obligations

Prior to 2003, EXCO did not provide for site restoration costs on its United States properties as it estimated that salvage values would exceed the asset retirement costs.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. The statement requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. EXCO adopted the new rules on asset retirement obligations on January 1, 2003. Application of the new rules resulted in an increase in net proved developed and undeveloped oil and natural gas properties of approximately $5.6 million, recognition of an asset retirement obligation liability of approximately $6.1 million, and a cumulative effect of adoption that increased net income and stockholder’s equity by approximately $255,000. The increase in net income resulting from the cumulative effect of the change in accounting principle increased basic and diluted earnings per share by $0.03 for the 209 day period from January 1 to July 28, 2003.

The following is a reconciliation of our asset retirement obligations for the periods indicated (in thousands of dollars):

	For the 209 day period from January 1, 2003 to July 28, 2003	For the 156 day period from July 29, 2003 to December 31, 2003	For the year ended December 31, 2004	For the nine months ended September 30, 2005
Asset retirement obligation at beginning of period	$—	$6,077	$6,687	$13,247
Activity during the period:
Cumulative effect of change in accounting principle	6,164	—	—	—
Adjustment to liability due to purchase of EXCO by Holdings, timing and other	—	444	—	—
Liabilities incurred during period	37	49	8,462	1,686
Liabilities settled during period	(444)	(88)	(2,702)	(1,275)
Accretion of discount	320	205	800	612
Asset retirement obligation at end of period	6,077	6,687	13,247	14,270
Less current portion	—	—	2,418	1,713
Long-term portion	$6,077	$6,687	$10,829	$12,557

We have no assets that are legally restricted for purposes of settling asset retirement obligations.

Revenue recognition and gas imbalances

We use the sales method of accounting for oil and natural gas revenues. Under the sales method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers. Gas imbalances at December 31, 2003 and 2004 and September 30, 2005 (unaudited) were not significant; however, we recorded a liability of $92,000 at December 31, 2003, for those wells where there were insufficient reserves to retire the imbalance. There was no liability recorded at December 31, 2004 or September 30, 2005 (unaudited).

Capitalization of internal costs

We capitalize as part of our proved developed oil and natural gas properties a portion of salaries paid to employees who are directly involved in the acquisition and exploitation of oil and natural gas properties. During the 209 day period from January 1, 2003 to July 28, 2003, the 156 day period from July 29, 2003 to December 31, 2003, and the year ended December 31, 2004, we have capitalized $1.0 million, $518,000, $546,000, and $1.6 million, respectively. During the unaudited nine month periods ended September 30, 2004 and 2005, we have capitalized $962,000 and $1.2 million, respectively.

Overhead reimbursement fees

We have classified fees from overhead charges billed to working interest owners, including ourselves, of $1.3 million, $943,000 and $2.1 million for the 209 day period from January 1, 2003 to July 28, 2003, the 156 day period from July 29, 2003 to December 31, 2003, and the year ended December 31, 2004, respectively, as a reduction of general and administrative expenses in the accompanying statements of operations. Our share of these charges was $947,000, $658,000 and $1.5 million for the 209 day period from January 1, 2003 to July 28, 2003, the 156 day period from July 29, 2003 to December 31, 2003, and the year ended December 31, 2004, respectively, and are classified as oil and natural gas production costs.

During the unaudited nine month periods ended September 30, 2004 and 2005, we have classified fees from overhead charges billed to working interest owners, including ourselves, of $1.6 million and $1.3 million, respectively, as a reduction of general and administrative expenses in the accompanying unaudited statements of operations. Our share of these charges was $1.2 million and $816,000 for the unaudited nine month periods ended September 30, 2004 and 2005, respectively, and are classified as oil and gas production costs.

Income taxes

Income taxes are accounted for using the liability method under which deferred income taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the enacted statutory tax rates in effect at year-end. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

Earnings per share

SFAS No. 128, “Earnings per share,” requires companies to present two calculations of earnings per share; basic and diluted. Basic earnings per common share for the year ended December 31, 2002 and for the 209 day period from January 1, 2003 to July 28, 2003 equals the net income less preferred stock dividends divided by the weighted average common shares outstanding during the period. Diluted earnings per common share for the 209 day period from January 1, 2003 to July 28, 2003 equals net income divided by the sum of weighted average common shares outstanding during the period plus any dilutive common stock equivalents assumed to be issued. Common stock equivalents for the 209 day period from January 1, 2003 to July 28, 2003 are shares assumed to be issued if (1) EXCO’s outstanding stock options were in-the-money and exercised, and (2) the outstanding 5% convertible preferred stock was converted to common stock.

For the 209 day period from January 1, 2003 through July 28, 2003, EXCO reported a loss from continuing operations of $7.8 million. As a result, the common stock equivalents of director and employee stock options and the 5% convertible preferred stock, which would have increased the weighted average number of shares outstanding by approximately 535,000 and 4,363,000 shares, respectively, are considered to be anti-dilutive and are not considered in the earnings per share calculation due to a loss from continuing operations being reported for that period. The following table presents the basic and diluted earnings (loss) per share computations for the 209 day period from January 1, 2003 through July 28, 2003:

(in thousands, except per share amounts)	209 day period ended July 28, 2003
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(7,775)
Dividends of preferred stock	(2,620)
Cumulative effect of change in accounting principle	255
Earnings on common stock	$(10,140)
Income (loss) from discontinued operations	$8,552
Shares:
Weighted average number of common shares outstanding	8,084
Basic earnings (loss) per common share
Continuing operations	$(1.25)
Discontinued operations	1.06
Total basic loss per common share	$(0.19)
Diluted earnings (loss) per common share:
Earnings on common stock	$(10,140)
Effect of assumed conversion of preferred stock	—
Earnings on common stock, as adjusted	$(10,140)
Income (loss) from discontinued operations	$8,552
Shares:
Weighted average number of common shares outstanding	8,084
Weighted average number of common shares and common stock equivalents outstanding	8,084
Diluted earnings (loss) per common share
Continuing operations	$(1.25)
Discontinued operations	1.06
Total diluted loss per common share	$(0.19)

Basic earnings per common share for the 156 day period from July 29, 2003 to December 31, 2003, for the year ended December 31, 2004 and for the unaudited nine month periods ended September 30, 2004 and 2005 equals the net income divided by the weighted average common shares outstanding during the period. Diluted earnings per common share for the 156 day period from July 29, 2003 to December 31, 2003, for the year ended December 31, 2004 and for the unaudited nine month periods ended September 30, 2004 and 2005 equals net income divided by the sum of weighted average common shares outstanding during the period plus any dilutive common stock equivalents assumed to be issued. Common stock equivalents for the 156 day period from July 29, 2003 to December 31, 2003, for the year ended December 31, 2004 and for the unaudited nine month periods ended September 30, 2004 and 2005 are shares assumed to be issued if the outstanding stock options were in-the-money and exercised.

Following the completion of the going private transaction, our capital structure consisted of 115,946,667 shares of Class A common stock and 11,925,925 shares of Class B common stock. There were no stock options outstanding on our Class A common stock until June 3, 2004.

The shareholder agreements governing the Class A and Class B common stock of EXCO provided that, upon the occurrence of certain specified events, such as a change in control, that

•      the holders of the Class A shares would receive the first $175.0 million of proceeds; and

•      the remaining proceeds in excess of $175.0 million would be allocated on a pro-rata basis to the holders of the Class A shares and the Class B shares.

For financial accounting purposes, the Class B shares were considered to be a “variable” plan since a holder of the shares had to be employed at the date of a change in control to receive fair value for the Class B shares. As a result, the Class B shares have been excluded from per share calculations as required under SFAS No. 128.

For the year ended December 31, 2004, we reported a loss from continuing operations of $19.9 million, income from discontinued operations of $25.9 million and net income of $6.0 million for the year. As a result of the loss from continuing operations, the potential common stock equivalents from the assumed conversion of stock options on our Class A common stock of approximately 5,097,369 have been excluded from the diluted earnings per share calculation as required under SFAS No. 128. The following table presents the computation of the basic and diluted earnings (loss) per share for the 156 day period from July 29, 2003 through December 31, 2003 and the year ended December 31, 2004:

(in thousands, except per share amounts)	156 day period ended December 31, 2003	Year ended December 31, 2004

Basic and diluted earnings (loss) per common share:
Loss from continuing operations	$(154)	$(19,903)
Income (loss) from discontinued operations	4,300	25,916
Net income	$4,146	$6,013
Shares:
Weighted average number of common shares outstanding	115,947	115,947
Basic and diluted earnings (loss) per common share:
Continuing operations	$0.00	$(0.17)
Discontinued operations	0.04	0.22
Total basic and diluted earnings loss per common share	$0.04	$0.05

For the unaudited nine month period ended September 30, 2004, we reported a loss from continuing operations of $34.9 million, income from discontinued operations of $17.4 million and a net loss of $17.5 million. For the unaudited nine month period ended September 30, 2005, we reported a loss from continuing operations of $74.0 million, income from discontinued operations of $122.0 million and net income of $48.1 million. As a result of the loss from continuing operations, the potential common stock equivalents from the assumed conversion of stock options on our Class A common stock of approximately 3,853,696 shares for the nine months ended September 30, 2004 and 8,801,351 shares for the nine months ended September 30, 2005 have been excluded from the diluted earnings per share calculation as required under SFAS No. 128. The follow table presents the computation of basic and diluted earnings (loss) per share for the unaudited nine month periods ending September 30, 2004 and September 30, 2005:

	Nine months ended September 30,
(in thousands, except for per share amounts)	2004	2005
	(Unaudited)
Basic and diluted earnings (loss) per common share:
Loss from continuing operations	$(34,959)	$(73,979)
Income from discontinued operations	17,420	122,033
Net income (loss)	$(17,539)	$48,054
Shares:
Weighted average number of common shares outstanding	115,947	115,947
Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.30)	$(0.64)
Discontinued operations	0.15	1.05
Total basic and diluted earnings loss per common share	$(0.15)	$0.41

Stock options and benefit plan

SFAS No. 123, “Accounting for Stock—Based Compensation” defines a fair value based method of accounting for employee stock compensation plans, but allows for the continuation of the intrinsic value based method of accounting to measure compensation cost prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). For companies electing not to change their accounting, SFAS 123 requires pro forma disclosures of earnings and earnings per share as if the change in accounting provision of SFAS 123 has been adopted.

EXCO elected to continue to utilize the accounting method prescribed by APB 25, under which no compensation cost was recognized, and adopted the disclosure requirements of SFAS 123. As a result, SFAS 123 had no effect on EXCO’s financial condition or results of operations for the 209 day period from January 1, 2003 to July 28, 2003. Stock based compensation expense reflected in the table below for the year ended December 31, 2002 and for the 209 day period from January 1, 2003 to July 28, 2003, is a result of options issued under EXCO’s 1998 Stock Option Plan that were issued subject to shareholders’ approval and options that were issued to the management and key employees of Addison. See “Note 8. Stock transactions” for a further description of these stock options.

Had compensation costs for these plans been determined consistent with SFAS No. 123, EXCO’s net income (loss) and earnings per share (EPS) would have been adjusted to the following pro forma amounts:

(in thousands, except per share amounts)		For the 209 day period from January 1, 2003 to July 28, 2003

Stock based compensation expense (net of taxes)	As Reported	$6,969
	Pro Forma	$2,578
Net income (loss)	As Reported	$1,032
	Pro Forma	$5,423
Basic EPS	As Reported	$(0.20)
	Pro Forma	$0.35
Diluted EPS	As Reported	$(0.20)
	Pro Forma	$0.33

We sponsor a 401(k) plan for our U.S. employees and match up to 100% of employee contributions based on years of service with us. Our matching contributions of $155,000, $59,000, and $404,000 for the 209 day period from January 1, 2003 to July 28, 2003, for the 156 day period from July 29, 2003 to December 31, 2003, and for the year ended December 31, 2004, respectively, have been included as general and administrative expense. For the unaudited nine month periods ended September 30, 2004 and 2005, our matching contributions have been $344,000 and $421,000, respectively.

Certain employees have been granted EXCO Holdings stock options under Holdings’ 2004 Long-Term Incentive Plan (the Holdings Plan). The Holdings Plan provides for grants of stock options that can be exercised for Class A common shares of EXCO Holdings. The stock options vest upon the earlier of a change in control of EXCO Holdings, the consummation of an initial public offering or three years from the date of grant, and expire ten years after the date of grant. EXCO Holdings has reserved 12,962,968 shares of its Class A common stock for issuance upon the exercise of stock options. As of December 31, 2004 and September 30, 2005 (unaudited), options for 8,801,354 and 8,671,906 shares, respectively, of common stock have been granted by EXCO Holdings. The Equity Buyout was a change of control under the Holdings Plan. All EXCO Holdings stock options outstanding on October 3, 2005 were cancelled upon the payment of an aggregate amount of $18.9 million to the holders of the stock options. This amount will be expensed in October 2005.

Effective with the grant of these options on June 3 and June 4, 2004, we have elected to continue to utilize the accounting method prescribed by APB 25 under which no compensation expense is required to be recognized upon the issuance of stock options to our employees as the exercise price of the option is equal to or higher than the fair value of the underlying common stock at the date of grant.

Under the minimum value method as prescribed under SFAS No. 123, no compensation expense was incurred during the year ended December 31, 2004 from the granting of these stock options and as such, no pro forma disclosure is required.

On December 16, 2004, FASB issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB 25 and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) will require all share-based payments to employees, including grants of employee stock options, to be recognized in our consolidated statements of operations based on their estimated fair values. Pro forma disclosure is no longer an alternative.

SFAS No. 123(R) must be adopted by us effective January 1, 2006 and permits public companies to adopt its requirements using one of two methods:

•      A “modified prospective” method in which compensation cost is recognized based on the requirements of SFAS No. 123(R) for all share-based payments granted prior to the effective date of SFAS No. 123(R) that remain unvested on the adoption date.

•      A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate either all prior periods presented or prior interim periods of the year of adoption based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures.

As permitted by SFAS No. 123, we currently account for share-based payments to employees using the intrinsic value method prescribed by APB 25 and related interpretations. As such, we generally do not recognize compensation expense associated with employee stock options. However, as a result of the Equity Buyout, all of the outstanding stock options were purchased by Holdings which will result in a charge to stock option compensation expense during the fourth quarter of 2005. See “Note 2. Significant transactions since January 1, 2005,” for additional information.

Foreign currency translation

Addison, our former Canadian subsidiary, entered into a long-term note agreement with a U.S. subsidiary of EXCO in the amount of $98.8 million. Addison used the proceeds of this borrowing to repay virtually all of its outstanding indebtedness under its Canadian credit agreement in April 2004. The indebtedness was denominated in U.S. dollars and was repaid upon the sale of Addison on February 10, 2005. Under the provisions of SFAS No. 52 “Foreign Currency Translation”, Addison was required to recognize any foreign transaction gains or losses in its statement of operations when translating this liability from U.S. dollars to Canadian dollars. Gain or loss recognized by Addison was not eliminated when preparing EXCO’s consolidated statement of operations. As a result, we recorded a non-cash foreign currency transaction gain of $10.8 million during the year ended December 31, 2004 and a non-cash foreign currency loss of $3.5 million for the nine months ended September 30, 2005 (unaudited). These amounts are included in income (loss) from operations of discontinued operations in the accompanying consolidated statements of operations.

4.     Marketable securities

Marketable securities at December 31, 2003 and 2004, are common stock investments in public corporations, which are classified as available for sale securities. At December 31, 2003, our cost basis of marketable securities was $784,000 while the aggregate fair value was $818,000. At

December 31, 2004, our cost basis of marketable securities was $37,000 while the aggregate fair value was $69,000. We had no marketable securities at September 30, 2005 (unaudited).

In May 2004, we received common stock of a public corporation valued at approximately $500,000 as a portion of the proceeds from the sale of oil and natural gas properties. We sold all of these shares in September 2004 for approximately $515,000.

At December 31, 2004, we had gross unrealized holding gains from available for sale securities of $32,000. Investment income is presented in the following table:

(in thousands)	For the 209 day period from January 1, 2003 to July 28, 2003	For the 156 day period from July 29, 2003 to December 31, 2003	December 31, 2004

Gross proceeds from sales of marketable securities	$442	$1,393	$1,296
Gross realized gains from sales of marketable securities	245	—	14
Gross realized losses from sales of marketable securities	—	(30)	—
Unrealized net gain (loss) included in other comprehensive income	590	(34)	17

5.     Long-term debt

Long-term debt is summarized as follows:

	December 31,		September 30,
(in thousands)	2003	2004	2005
			(unaudited)
Notes payable	$49,470	$34,500	$1
Senior term loan	50,000	—	—
7¼% senior notes due 2011	—	452,953	452,643
Less current maturities	—	—	—

Long-term debt	$99,470	$487,453	$452,644

Credit agreements

Credit agreement. At December 31, 2003, our former restated U.S. credit agreement provided for borrowings of up to $124.0 million under a revolving credit facility with a borrowing base of $95.0 million. At December 31, 2003, we had approximately $49.5 million of outstanding indebtedness, letter of credit commitments of $275,000 and approximately $45.2 million available for borrowing.

On January 27, 2004, our credit agreement was amended and restated to provide for borrowings up to $250.0 million with a borrowing base of $120.0 million. The amendment also provided for an extension of the credit agreement maturity date to January 27, 2007. Upon the issuance of the $100.0 million in additional 7¼% senior notes on April 13, 2004, the credit agreement borrowing base was reduced to $95.0 million. (See “Note 6. Issuance of senior notes and the acquisition of North Coast Energy, Inc.”). Effective June 28, 2004, the borrowing base was redetermined at $145.0 million. Effective October 8, 2004 and August 12, 2005, the borrowing base was redetermined at $145.0 million, and will be redetermined each May 1 and November 1 thereafter. Our borrowing base is determined based on a number of factors including commodity prices. We use derivative financial instruments to lessen the impact of volatility in commodity prices. At December 31, 2004, we had $34.5 million of outstanding indebtedness and letter of credit commitments of $275,000 and approximately $110.2 million available for borrowing. At September 30, 2005 (unaudited), we had $1,000 of outstanding indebtedness and, as a result of borrowings incurred under the interim bank loan in connection with the Equity Buyout on October 3, 2005, total advances under our U.S. credit agreement cannot exceed $10.0 million until the interim bank loan is repaid in full. Borrowings under our amended and restated credit agreement are secured by a first lien mortgage providing a security interest in 90% of our U.S. oil and natural gas properties including North Coast. In addition, at September 30, 2005 (unaudited), a first lien security interest was effected in $120.6 million of cash equivalents, which represents two-thirds from the net cash proceeds from the sale of Addison stock (see Note 2—”Significant transactions since January 1, 2005 (unaudited)”). At our election, interest on borrowings may be (i) the greater of the administrative agent’s prime rate or the federal funds effective rate plus .50% plus an applicable margin or (ii) LIBOR (London InterBank Offered Rate) plus an applicable margin. At December 31, 2004 and September 30, 2005 (unaudited), the six month LIBOR rate was 2.78% and 4.23%, respectively, which would result in an interest rate of approximately 4.03% and 5.48%, respectively, on any new indebtedness we may incur under the U.S. credit agreement.

Canadian credit agreement. At December 31, 2004, we had approximately $12.9 million of outstanding indebtedness under our Canadian credit agreement (which has been reclassified as Liabilities of Discontinued Operations on the Consolidated Balance Sheet at December 31, 2004). Borrowings under the credit agreement were secured by a first lien mortgage providing a security interest in 90% of our Canadian oil and natural gas properties. We repaid all outstanding indebtedness under our Canadian credit agreement in full on February 10, 2005 with a portion of the proceeds received from the sale of Addison.

Financial covenants and ratios. Our amended and restated credit agreements contain certain financial covenants and other restrictions which require that we:

•      maintain a ratio of our consolidated current assets to consolidated current liabilities (as defined under our credit agreements) of at least 1.0 to 1.0 at the end of any fiscal quarter;

•      not permit our ratio of consolidated funded debt to consolidated EBITDA (as defined under our credit agreements) to be greater than (i) 4.35 to 1.00 at the end of each fiscal quarter ending on or before March 31, 2005 and (ii) 4.00 to 1.00 on June 30, 2005 and at the end of each fiscal quarter thereafter;

•      not permit our ratio of consolidated funded debt (other than the senior notes) to consolidated EBITDA (as defined under our credit agreements) to be greater than (i) 3.25 to 1.0 at the end of each fiscal quarter ending prior to June 30, 2004 and (ii) 3.00 to 1.00 on June 30, 2004 and at the end of each fiscal quarter thereafter; and

•      not permit our ratio of consolidated EBITDA to consolidated interest expense (as defined under our credit agreements) to be less than 2.5 to 1.0 at the end of each fiscal quarter.

Additionally, the credit agreements contain a number of other covenants regarding our liquidity and capital resources, including restrictions on our ability to incur additional indebtedness, restrictions on our ability to pledge assets, and prohibit the payment of dividends on our common stock. At December 31, 2003 and 2004, we were in compliance with the covenants contained in our U.S. and Canadian credit agreements. At September 30, 2005 (unaudited), we were in compliance with the covenants contained in our U.S. credit agreement.

U.S. senior term loan. On October 17, 2003, we entered into a $50.0 million senior term credit agreement. We borrowed all $50.0 million under the senior term credit agreement and we used the proceeds to repay a portion of our indebtedness under our U.S. credit agreement. The U.S. senior term loan was paid in full on January 27, 2004 from the proceeds of the $350 million 7¼% senior notes issued on January 20, 2004. See “Note 6. Issuance of senior notes and the acquisition of North Coast Energy, Inc.”

Dividend restrictions. We have not paid any cash dividends on our common stock, and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our credit agreements currently prohibit us from paying dividends on our common stock. Even if our credit agreements permitted us to pay cash dividends, we can make those payments only from our surplus (the excess of the fair value of our total assets over the sum of our liabilities plus our total paid-in share capital). In addition, we can pay cash dividends only if after paying those dividends we would be able to pay our liabilities as they become due.

6.     Issuance of senior notes and the acquisition of North Coast Energy, Inc.

On November 26, 2003, EXCO entered into the North Coast Acquisition Agreement, as amended and restated on December 4, 2003, to acquire all of the issued and outstanding stock of North Coast pursuant to a tender offer and merger. EXCO acquired all of the outstanding common stock, options and warrants of North Coast on January 27, 2004 for a purchase price of $168.0 million, including transaction related costs, and we assumed $57.1 million of North Coast’s outstanding indebtedness. As a result, on January 27, 2004, North Coast became a wholly-owned subsidiary and established a new core operating area for us in the Appalachian Basin. We have accounted for the North Coast acquisition using the purchase method of accounting and have consolidated its operations effective January 27, 2004.

On January 20, 2004, EXCO completed the private placement of $350.0 million aggregate principal amount of 7¼% senior notes due 2011 pursuant to Rule 144A and Regulation S under the Securities Act at a price of 100% of the principal amount. The net proceeds of the offering were used to acquire North Coast, pay down debt under our credit facilities and North Coast’s credit facility, repay our senior term loan in full and pay fees and expenses associated with those transactions.

Concurrent with the issuance of the senior notes, we wrote-off $938,000 of costs incurred in January 2004 to secure interim loan financing which was not utilized upon issuance of the senior notes and deferred financing costs of approximately $726,000 related to the senior term loan, which was retired with the proceeds of the senior notes. These amounts are reflected in the Consolidated Statement of Operations as interest expense.

On April 13, 2004, EXCO completed a private placement of an additional $100.0 million aggregate principal amount of 7¼% senior notes due 2011 pursuant to Rule 144A, having the same terms and governed by the same indenture as the notes issued on January 20, 2004. The notes issued on April 13, 2004 were issued at a price of 103.25% of the principal amount plus interest accrued since January 20, 2004. The net proceeds of the April 13, 2004 offering were used to repay substantially all of our outstanding indebtedness under our Canadian credit agreement and pay fees and expenses associated therewith.

On May 28, 2004, EXCO concluded an exchange offer of $450.0 million aggregate principal amount of our 7¼% senior notes due 2011, which were privately placed in January and April 2004, for $450.0 million aggregate principal amount of our 7¼% senior notes due 2011 that have been registered under the Securities Act. Holders of all but $300,000 of the senior notes elected to accept our exchange offer.

Interest is payable on the senior notes semi-annually in arrears on January 15 and July 15 of each year. EXCO made interest payments on July 15, 2004 and January 18, 2005 in the amounts of $15.9 million and $16.3 million, respectively. The senior notes mature on January 15, 2011. Prior to January 15, 2007, EXCO may redeem all, but not less than all, of the senior notes in cash at a redemption price equal to 100% of the principal amount of the notes plus a premium. We may redeem some or all of the senior notes beginning on January 15, 2007 for the redemption price set forth in the notes. Since a change of control has occurred, subject to certain conditions, EXCO must offer holders of the notes an opportunity to sell us their notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. The Equity Buyout is a change of control under the indenture. As a result of this change of control and also in connection with the sale of Addison, on November 2, 2005, we commenced an offer to the holders of senior notes to repurchase up to $120.6 million of senior notes at 100% of the principal amount plus accrued and unpaid interest of the notes pursuant to Section 4.07 of the indenture. Simultaneously therewith, we commenced an offer to repurchase all outstanding senior notes at 101% of the principal amount plus accrued and unpaid interest in connection with the change of control provision contained in the indenture as a result of the Equity Buyout. Upon completion of the offer to repurchase related to the Addison sale, the second lien security interest on

$120.6 million of the proceeds from the sale and the general restrictions under section 4.07 of the indenture on the entire proceeds shall terminate.

The indenture governing the senior notes contains covenants which limit our ability and the ability of certain of our subsidiaries to:

•      incur or guarantee additional debt and issue certain types of preferred stock;

•      pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

•      make investments;

•      create liens on our assets;

•      enter into sale/leaseback transactions;

•      create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•      engage in transactions with our affiliates;

•      transfer or issue shares of stock of subsidiaries;

•      transfer or sell assets; and

•      consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

The estimated fair value of our 7¼% senior notes due 2011 at December 31, 2004 and September 30, 2005 (unaudited) was $483.8 million and $468.0 million, respectively, as compared to the carrying amount of $453.0 million (including $3.0 million of unamortized premium) at December 31, 2004 and $452.6 million (including $2.6 million of unamortized premium) at September 30, 2005 (unaudited). The fair value of the senior notes is estimated based on quoted market prices for the senior notes.

If the net cash proceeds, as defined in the indenture, from the sale of Addison are not reinvested in oil and natural gas assets within 12 months from the date of sale, then we are required to offer to buy back the senior notes up to the amount of the net cash that was not reinvested. The purchase price would be equal to 101% of the principal amount of each senior note.

The total purchase price for North Coast was $225.1 million representing the purchase of all outstanding common stock and liabilities assumed as detailed below and has been allocated as follows (in thousands):

Purchase price calculations:
Payments for tendered shares including options and warrants	$167,781
Assumption of debt including interest	57,148
Merger related costs	156
Total North Coast acquisition costs (before cash acquired)	$225,085

Allocation of purchase price:
Oil and natural gas properties—proved	$192,035
Oil and natural gas properties—unproved	7,258
Gas gathering assets and other equipment	21,454
Cash	10,429
Other assets	412
Deferred income tax asset	942
Other current assets	11,080
Accounts payable and accrued expenses	(10,340)
Asset retirement obligations	(5,639)
Liabilities from commodity price risk management activities	(2,546)
Total allocation	$225,085

The following table reflects the pro forma results of operations for the years ended December 31, 2003 and 2004 and for the unaudited nine month period ended September 30, 2004. The information for the year ended December 31, 2003 has been derived from EXCO’s audited consolidated statement of operations for the 209 day period ended July 28, 2003 and our audited consolidated statement of operations for the 156 day period ended December 31, 2003, and North Coast’s audited financial statements for the year ended December 31, 2003. The information for the year ended December 31, 2004 has been derived from our audited consolidated statement of operations for the year ended December 31, 2004 and North Coast’s unaudited consolidated financial statement of operations for the 26 day period from January 1 to January 26, 2004. The information for the nine months ended September 30, 2004 has been derived from our unaudited consolidated statement of operations for the nine months ended September 30, 2004 and North Coast’s unaudited consolidated financial statement of operations for the 26 day period from January 1 to January 26, 2004. The pro forma results of operations give effect to the following events as if each occurred on January 1 of each respective year.

•      The going private transaction, which occurred on July 29, 2003. See “Note 1. The Merger”;

•      Our acquisition of North Coast for a purchase price of approximately $225.1 million. The North Coast acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” Accordingly, EXCO’s historical financial statements reflect the allocation of the purchase price to the underlying assets and liabilities based upon their estimated fair values. For tax purposes we also received a step up in tax basis equal to the purchase price.

•      Adjustments to conform North Coast’s historical accounting policies related to oil and natural gas properties from successful efforts to full cost accounting.

•      The issuance of $350.0 million in senior notes.

•      The assumption of North Coast’s debt and repayment of our and North Coast’s credit facilities.

•      The payment of our related fees and expenses.

During North Coast’s year ended December 31, 2003 and the 26 day period from January 1, 2004 to January 26, 2004, there were $1.5 million and $11.9 million in investment banking fees, employee bonus and severance payments and other costs incurred in connection with the merger with EXCO that have been recognized as decreases in net income in the following table.

	For the year ended December 31, 2003	For the year ended December 31, 2004	For the nine monthsended September 30, 2004

Revenues and other income	$94,954	$99,544	$38,522
Net income (loss)	$(8,262)	$8,306	$(19,339)

The pro forma information presented herein does not purport to be indicative of the financial position or results of operations that would have actually occurred had the events discussed above occurred on the dates indicated or which may occur in the future.

7.     Income taxes

The income tax provision attributable to our income (loss) before income taxes consists of the following:

(in thousands)	For the 209 day period from January 1, 2003 to July 28, 2003	For the 156 day period from July 29, 2003 to December 31, 2003	Year ended December 31, 2004

Current:
U.S.
Federal	$—	$—	$—
State	(181)	—	1,445

Total current income tax (benefit)	(181)	—	1,445

Deferred:
U.S.
Federal	—	(2,692)	4,681
State	—	(131)	(91)
Canadian	—	(4,941)	(909)

Total deferred income tax (benefit)	—	(7,764)	3,681

Total income tax (benefit)	$(181)	$(7,764)	$5,126

We have net operating loss carryforwards (NOLs) for United States income tax purposes that have either been generated from our operations or were purchased in our acquisitions. Our ability to use the purchased NOLs has been restricted by Section 382 of the Internal Revenue Code due to ownership changes which occurred on December 19, 1997 and July 29, 2003, as well as the change in ownership of Rio Grande, Inc. which occurred on March 16, 1999. We estimate that approximately $7.4 million of the NOLs limited by Section 382 may expire prior to their utilization. Expiration is expected to occur from 2005 through 2019. Accordingly, a valuation allowance of $2.6 million was established to reserve the portion of NOLs in excess of the Section 382 limitation which we believe will more likely than not expire unutilized. As of September 30, 2005, this valuation allowance and its associated deferred tax asset have been written off because it was deemed worthless.

During the 209 day period from January 1, 2003 to July 28, 2003, we had a U.S. operating loss and we accordingly increased our valuation allowance to reflect that loss. Effective with the merger, we were in a deferred tax liability position in the United States at the time of the transaction due to the step up in basis for book purposes related to purchase accounting and the carryover of tax basis. Except for the valuation allowance against NOLs limited by Section 382 described above, no valuation allowance was recognized in the purchase price allocation at the acquisition date, at December 31, 2003 or December 31, 2004. As of September 30, 2005, the valuation allowance against NOLs limited by Section 382 and its associated deferred tax asset have been written off.

Prior to the fourth quarter of 2004, we had not provided for any U.S. deferred income taxes on the undistributed earnings of Addison, our former Canadian subsidiary, based upon the determination that those earnings would be indefinitely reinvested in Canada. On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the Act). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. In February 2005, we repatriated Cdn. $74.5 million (U.S. $59.6 million) in an extraordinary dividend, as defined in the Act, from Addison (See “Note 2. Significant transactions since January 1, 2005 (unaudited)”). Accordingly, we have recognized a tax liability of $8.2 million as of December 31, 2004 related to the extraordinary dividend. This dividend represented all of the undistributed earnings of Addison, based upon its earnings and profits as determined under U.S. federal income tax law, as of December 31, 2004. As a result of certain technical corrections to the Act, we have recognized a benefit of $2.1 million in our current income taxes during the nine months ended September 30, 2005 related to this dividend.

For the 156 day period ended December 31, 2003 and for the year ended December 31, 2004, we recognized a deferred income tax benefit of approximately $4.9 million and $909,000, respectively, related to Canadian legislation which became effective in November 2003 and May 2004 to phase in reduced income tax rates and allow for deductibility of crown royalties. These amounts have been reflected as income tax benefits in continuing operations pursuant to SFAS No. 109 and EITF 93-13, which require that the tax effect of a change in enacted tax rates be allocated to continuing operations without regard to whether the item giving rise to the effect is a component of discontinued operations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax liabilities and assets are as follows:

	December 31,
(in thousands)	2003	2004

Deferred tax assets:
Net operating loss carryforwards—United States	$15,916	$17,807
Basis difference in fair value of derivative financial instruments	2,007	13,127
Credit carryforwards	5	5
Other	530	1,050
Valuation allowance for deferred tax assets	(2,673)	(2,673)
Total deferred tax assets	15,785	29,316

Deferred tax liabilities:
Book basis of oil and natural gas properties in excess of tax basis—United States	27,924	37,583
Taxes on undistributed earnings of foreign subsidiary—United States	—	8,237
Total deferred tax liabilities	27,924	45,820
Net deferred tax liabilities	$12,139	$16,504

A reconciliation of our income tax provision (benefit) computed by applying the statutory United States federal income tax rate to our income (loss) before income taxes for the 209 day period from January 1, 2003 to July 28, 2003, the 156 day period from July 29, 2003 to December 31, 2003, and for the year ended December 31, 2004, is presented in the following table:

(in thousands)	For the 209 day period from January 1, 2003 to July 28, 2003	For the 156 day period from July 29, 2003 to December 31, 2003	Year ended December 31, 2004

United States federal income taxes (benefit) at statutory rate of 34% in 2002 and 35% in 2003 and 2004	$(2,705)	$(2,694)	$(5,172)
Increases (reductions) resulting from:
Undistributed earnings of foreign subsidiary	—	—	8,237
Adjustments to the valuation allowance	2,447	—	—
Change in Canadian tax rates	—	(4,941)	(909)
Non-deductible charges (non-taxable income)	195	—	58
State taxes net of federal benefit and other	(118)	(129)	2,912

Tax provision before cumulative effect of change in accounting principles	$(181)	$(7,764)	$5,126

A reconciliation of our income tax benefit computed by applying the statutory United States federal income tax rate to our income (loss) from continuing operations before income taxes for the nine months ended September 30, 2004 and 2005 is presented in the following table:

	Nine months ended September 30,
(in thousands)	2004	2005

United States federal income taxes (benefit) at statutory rate of 35%	$(16,673)	$(44,769)
Increases (reductions) resulting from:
Non-deductible charges (non-taxable income)	(51)	(70)
Percentage depletion in excess of basis	—	(827)
Changes in tax legislation in the State of Ohio	—	(132)
Change in Canadian tax rates	(909)	—
Change in U.S. tax law related to dividend from Canadian subsidiary	—	(2,075)
Adjustments to the valuation allowance	4,182	—
State taxes net of federal benefit and other	633	(6,137)
Income tax benefit	$(12,818)	$(54,010)

8.     Stock transactions

Issuance of common stock

During the year ended December 31, 2002, 24 employees exercised stock options covering 90,366 shares of EXCO’s common stock at strike prices ranging from $6.00 per share to $15.50 per share. EXCO received aggregate proceeds of approximately $1,026,200 for these shares, all of which was paid in cash.

In 1998 and 1999, EXCO loaned Douglas H. Miller, its Chairman and Chief Executive Officer, a total of $915,625 in order to enable him to exercise stock options granted to him under EXCO’s 1998 stock option plan. Of the outstanding balance, $465,625 plus accrued interest was due and payable on November 29, 2002, and $450,000 plus accrued interest was due and payable on September 15, 2004. Mr. Miller paid all outstanding amounts owed under these loans on November 29, 2002. At December 31, 2002, EXCO had one executive officer with an outstanding loan balance of $60,000. This loan was used to exercise stock options granted under our 1998 stock option plan and was paid in full at the time of the going private transaction.

In connection with the going private transaction, we issued to certain officers and employees shares of our Class A common stock in exchange for notes receivable. The notes receivable were for a four year term and bore interest at an annual rate of 2.53%. The officers and employees pledged their shares of the Class A common stock as security for the notes receivable. The officers and employees were to make quarterly payments, first to accrued but unpaid interest and then to principal, from the quarterly payments to the officers and employees under the bonus retention program (see Note 14. “Bonus retention program”). On October 3, 2005, in conjunction with the Equity Buyout, all unpaid amounts under the notes receivables were paid in full by the officers and employees. The notes receivable have been reflected on the consolidated balance sheets as a reduction in stockholders’ equity.

The following table sets forth (in thousands of dollars) activity related to the officer and employee notes receivable and the balance of these notes receivable as of December 31, 2003 and 2004 and as of September 30, 2005 (unaudited):

	For the 156 day period from July 29, 2003 to December 31, 2003	For the year ended December 31, 2004	For the nine months ended September 30, 2005

Balance as of the beginning of the period	$—	$1,822	$1,567
Notes issued to certain officers and employees	1,886	—	—
Principal payments made by officers and employees	(64)	(255)	(311)
Balance as of the end of the period	$1,822	$1,567	$1,256

The following table summarizes EXCO’s stock option activity:

	Stock options	Weighted average exercise price per share

Options outstanding at December 31, 2001	2,049,780	$10.55
Granted	172,668	16.10
Expired or canceled	(82,251)	13.64
Exercised	(90,366)	11.36

Options outstanding at December 31, 2002	2,049,831	10.85
Granted	—	—
Expired or canceled	(916,446)	10.37
Exercised	(1,133,385)	11.24

Options outstanding at December 31, 2003	—	$—

The present value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used for the EXCO options:

Fair market value of stock at date of grant	$6.00 to $20.62
Option exercise prices	$6.00 to $20.62
Option term	10 years
Risk-free rate of return	10-year U.S. Treasury Notes
Company stock volatility	Based upon daily stock prices from January 1, 2000 through December 31, 2002
Company dividend yield	0%
Calculated Black-Scholes values	$2.60 to $8.94 per option

See “Note 3. Summary of significant accounting policies—Stock options and benefit plan” for a comparison of our net income/(loss) and net income/(loss) per share as reported and as adjusted for the pro forma effects of determining compensation expense in accordance with SFAS 123. All outstanding stock options were either exercised prior to or cashed out as a result of the going private transaction.

During the 209 day period from January 1, 2003 to July 28, 2003, EXCO recognized $3.6 million of stock-based compensation expense in general and administrative expense. This amount was paid to option holders at the time of the going private transaction to cancel all unexercised stock options outstanding at that time. The amount represented the cumulative difference between the $18.00 per share proceeds and the exercise price of the outstanding stock options times the number of stock options outstanding.

As an incentive to the management and certain key employees of Addison, the board of directors of Addison established the Addison Energy Inc. stock option plan effective June 30, 2002. Addison stock options were issued as of June 30, 2002, under the plan that, if fully exercised, would allow the participants to own in the aggregate 1,000 shares of Addison common stock, approximately 10% of the shares of common stock in Addison on a fully-diluted basis. The Addison stock options were exercisable for a term of five years from the date of the grant. The Addison stock options were subject to vesting. The vesting schedule is as follows:

Vesting date	Cumulative percent vested

Prior to April 26, 2003	None
April 26, 2003	50%
April 26, 2004	75%
April 26, 2005	100%

The exercise price under the Addison stock option plan as of June 30, 2002 was Cdn. $1,031.61 per share. The price was determined by using a formula as set forth in the Addison stock option agreement. The formula was based upon:

•      the value of Addison’s Proved Reserves;

•      the amount of any working capital surplus or deficiency;

•      any capital contributions or distributions made after June 30, 2002;

•      any debt owed to us, owed under the Canadian credit agreement or owed to other third parties;

•      the total exercise price of all outstanding Addison stock options under the plan;

•      the amount of deferred income tax liability incurred after June 30, 2002;

•      a calculated amount to allocate certain general and administrative costs that we incur that also benefit Addison; and

•      the ratio of the average trading price of our common stock divided by $18.25.

This formula was to be calculated as of December 31 of each year, beginning December 31, 2002, to determine the value of each share of Addison’s common stock.

If an Addison stock option were exercised, we would be obligated to purchase the shares of Addison common stock from the employee six months later at the then-current price as calculated using the above formula. Each employee receiving an Addison stock option entered into an agreement that restricts their ability to sell or transfer any Addison common stock acquired under the Addison stock option plan to any party other than to us.

The Addison stock options became fully vested and exercisable if any of the following occurs:

•      a person, or a group of people acting together, has the right to cast more than 50% of the votes when electing our directors;

•      our shareholders approve a merger or other transaction that would result in our shareholders owning less than 50% of the combined entity; or

•      we sell the shares of Addison or substantially all of its assets.

The Merger (See “Note 1. The Merger”) was a triggering event under the Addison stock option plan. We calculated the value of each share of Addison common stock as of the date of the event to be Cdn. $10,014.50 per share. We paid approximately Cdn. $9.0 million in cash to the holders of the Addison stock options, which represented the difference between the calculated value per share and the Addison stock option exercise price times the number of shares of Addison common stock that the participant had the right to purchase under the Addison stock option plan.

The value of a share of Addison common stock was calculated to be Cdn. $7,013.94 per share as of December 31, 2002. The following table summarizes our Addison stock option activity:

	Stock options	Weighted average exercise price per share

Options outstanding at December 31, 2001	—	—
Granted	1,000	Cdn. $1,031.61
Expired or canceled	—	—
Exercised	—	—

Options outstanding at December 31, 2002	1,000	Cdn. $1,031.61
Granted	—	—
Expired or canceled	1,000	Cdn. $1,031.64
Exercised	—	—

Options outstanding at December 31, 2003	—	—

During the year ended December 31, 2002 and for the 209 day period from January 1, 2003 to July 28, 2003, U.S. $1.4 million and U.S. $5.5 million of stock-based compensation expense for the Addison stock option plan has been recognized in income from discontinued operations.

As discussed in “Note 3. Summary of significant accounting policies”, certain of our employees have been granted Holdings stock options under the Holdings Plan. The following table summarizes Holdings stock option activity:

	Stock options	Weighted average exercise price per share

Options outstanding at December 31, 2003	—	—
Granted	8,801,354	$3.00
Expired or canceled	—	—
Exercised	—	—

Options outstanding at December 31, 2004	8,801,354	$3.00

Options exerciseable at December 31, 2004	—	—

All of the issued and outstanding stock options as of October 3, 2005 were purchased by EXCO as a part of the Equity Buyout transaction.

Issuance of preferred stock

EXCO was authorized to issue up to 10,000,000 shares of preferred stock, $.01 par value per share. On June 29, 2001, EXCO closed its rights offering to existing shareholders that resulted in the sale of 5,004,869 shares of 5% convertible preferred stock at $21.00 per share. EXCO raised a total of approximately $105.1 million in gross proceeds (approximately $101.2 million in net proceeds after fees and commissions), through the exercise of 4,466,869 rights and the sale of 538,000 shares of 5% convertible preferred stock by dealer managers. Old EXCO applied approximately $97.6 million of the offering proceeds to pay-off its bank loans and used the remaining proceeds for general corporate purposes. Dividends on the 5% convertible preferred stock were payable quarterly in cash and the dividend payment was approximately $1.3 million per quarter beginning September 30, 2001. Preferred stock dividends of approximately $2.7 million, $5.3 million and $2.6 million were paid during the years ended December 31, 2001 and 2002 and for the 209 day period from January 1, 2003 to July 28, 2003. Each share of 5% convertible preferred stock was converted into one share of Old EXCO’s common stock on or before June 30, 2003.

In July 2003, Holdings issued 115.9 million of its Class A common stock valued at $1.50 per share to institutional investors, members of EXCO’s management and key employees, and other investors in exchange for cash, shares of EXCO common stock and, in the case of certain members of management and key employees, notes receivable. Also in July 2003, Holdings issued 11.9 million shares of Class B common stock valued at $0.001 per share to members of management and key employees for cash. The shareholder agreement governing the Class A and Class B common stock provided that, upon the occurrence of certain specified events, including a change in control as occurred upon the Equity Buyout, the Class A common stock was entitled to receive the first $175.0 million upon the sale or liquidation of Holdings. Thereafter, the Class A and Class B common stock shared all proceeds on a pro-rata basis. As discussed in Note 2—”Significant transactions since January 1, 2005 (unaudited)”, the Class B common stock was considered to be a “variable” plan for financial accounting purposes. As a result, we will recognize a non-cash charge of approximately $47.9 million during the fourth quarter of 2005 related to the Class B common stock.

9.     Commitments and contingencies

We lease our offices and certain equipment. Our rental expenses were approximately $325,000, $221,000 and $565,000 for the 209 day period from January 1, 2003 to July 28, 2003, for the 156 day period from July 29, 2003 to December 31, 2003, and for the year ended December 31, 2004, respectively. Our future minimum rental payments under operating leases with remaining noncancellable lease terms at December 31, 2004, are as follows:

(in thousands)	Amount

2005	$2,007
2006	1,880
2007	938
2008	921
2009	568
Thereafter	830
$7,144

In the ordinary course of business, we are periodically a party to lawsuits. We do not believe that any resulting liability from existing legal proceedings, individually or in the aggregate, will have a materially adverse effect on our results of operations or financial condition. However, future costs associated with legal proceedings may be material to our operating results and liquidity.

10.    Environmental regulation

Various federal, state and local laws and regulations covering discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect our operations and the costs of our oil and natural gas exploitation, development and production operations. We do not anticipate that we will be required in the foreseeable future to expend amounts material in relation to the financial statements taken as a whole by reason of environmental laws and regulations. Because these laws and regulations are constantly being changed, we are unable to predict the conditions and other factors, over which we do not exercise control, that may give rise to environmental liabilities affecting us.

11.    Geographic operating segment information and oil and natural gas disclosures

We have operations in only one industry segment, that being the oil and natural gas exploration and production industry; however, we are organizationally structured along geographic operating segments. We have geographic operating segments in the United States and, until February 10, 2005, in Canada. Upon the acquisition of North Coast during 2004, our geographic operating segments in the United States were EXCO and North Coast. The following tables provide our geographic operating segment data.

The following table presents total capitalized costs of proved and unproved properties, accumulated depreciation, depletion and amortization related to oil and natural gas production, and total assets:

(in thousands)	EXCO	North Coast	Total

As of December 31, 2003:
Oil and natural gas properties, including proved and unproved leasehold	$189,969	$—	$189,969
Accumulated depreciation, depletion and amortization	(5,253)	—	(5,253)
Oil and natural gas properties, net	$184,716	$—	$184,716
Total assets	$227,949	$—	$227,949

As of December 31, 2004:
Oil and natural gas properties, including proved and unproved leasehold	$206,356	$266,801	$473,157
Accumulated depreciation, depletion and amortization	(18,689)	(13,018)	(31,707)
Oil and natural gas properties, net	$187,667	$253,783	$441,450
Total assets	$241,061	$299,258	$540,319

As of September 30, 2005:
Oil and natural gas properties, including proved and unproved leasehold	$210,865	$365,729	$576,594
Accumulated depreciation, depletion and amortization	(29,314)	(24,753)	(54,067)
Oil and natural gas properties, net	$181,551	$340,976	$522,527
Total assets	$463,904	$446,615	$910,519

The results of operations from our oil and natural gas producing activities, excluding information relating to Addison, are as follows:

(in thousands)	For the 209 day period from January 1, 2003 to July 28, 2003	For the 156 day period from July 29, 2003 to December 31, 2003

Oil and natural gas sales	$22,403	$21,767
Commodity price risk management activities	—	(10,800)
Other income (loss)	(1,129)	(141)
	21,274	10,826
Production costs	11,380	7,331
Depreciation, depletion and amortization	5,125	5,413
Accretion of discount on asset retirement obligations	320	205
General and administrative	11,347	3,874
Interest	1,058	1,921
	29,230	18,744

Income (loss) before income taxes, discontinued operations and cumulative effect of change in accounting principle	(7,956)	(7,918)
Income tax benefit(1)	(181)	(7,764)
Income (loss) before income taxes and cumulative effect of change in accounting principle	$(7,775)	$(154)

(1)   Includes an income tax benefit of $4,941 related to changes in Canadian tax rates.

(in thousands)	EXCO	North Coast	Total United States

Year ended December 31, 2004:
Oil and natural gas sales	$67,003	$74,990	$141,993
Commodity price risk management activities	(18,055)	(32,288)	(50,343)
Other income	445	739	1,184

	49,393	43,441	92,834

Production costs	16,893	11,363	28,256
Depreciation, depletion and amortization	13,941	14,578	28,519
Accretion expense	425	375	800
General and administrative	11,604	3,862	15,466
Interest	30,434	4,136	34,570
	73,297	34,314	107,611
Income (loss) before income taxes and discontinued operations	(23,904)	9,127	(14,777)
Income tax expense(1)	505	4,621	5,126
Income (loss) from continuing operations	$(24,409)	$4,506	$(19,903)
Total assets at end of period	$241,061	$299,258	$540,319
Goodwill at end of period	$19,984	$—	$19,984

(1)   The income tax expense for EXCO has been reduced by an income tax benefit of $909 related to changes in Canadian tax rates.

The following tables present the results of operations for our oil and natural gas producing activities for the nine month periods ending September 30, 2004 and 2005.

(unaudited, in thousands)	EXCO	North Coast	Total United States

Nine months ended September 30, 2004:
Revenues and other income:
Oil and natural gas	$49,555	$50,565	$100,120
Commodity price risk management activities	(36,155)	(33,040)	(69,195)
Other income	463	457	920
Total revenues and other income	13,863	17,982	31,845

Costs and expenses:
Oil and natural gas production	13,002	8,119	21,121
Depreciation, depletion and amortization	10,718	10,242	20,960
Accretion of discount on asset retirement obligations	338	269	607
General and administrative	8,733	2,714	11,447
Interest	25,307	180	25,487
Total costs and expenses	58,098	21,524	79,622
Loss from continuing operations before income taxes	(44,235)	(3,542)	(47,777)
Income tax benefit(1)	(10,368)	(2,450)	(12,818)
Loss from continuing operations	$(33,867)	$(1,092)	$(34,959)
Total assets at end of period	$253,596	$250,942	$504,538
Goodwill at end of period	$19,984	$—	$19,984

(1)          The income tax benefit for EXCO has been increased by an income tax benefit of $909 related to changes in Canadian tax rates.

(unaudited, in thousands)	EXCO	North Coast	Total United States

Nine months ended September 30, 2005:
Revenues and other income:
Oil and natural gas	$54,642	$76,827	$131,469
Commodity price risk management activities	(56,704)	(120,549)	(177,253)
Interest and other income	5,784	1,263	7,047
Total revenues and other income	3,722	(42,459)	(38,737)

Costs and expenses:
Oil and natural gas production	11,329	10,650	21,979
Depreciation, depletion and amortization	11,277	13,213	24,490
Accretion of discount on asset retirement obligations	275	337	612
General and administrative	11,820	3,849	15,669
Interest	26,502	—	26,502
Total costs and expenses	61,203	28,049	89,252
Loss from continuing operations before income taxes	(57,481)	(70,508)	(127,989)
Income tax benefit	(14,249)	(39,761)	(54,010)
Loss from continuing operations	$(43,232)	$(30,747)	$(73,979)
Total assets at end of period	$463,904	$446,615	$910,519
Goodwill at end of period	$19,984	$—	$19,984

12.          Derivative financial instruments

In connection with the incurrence of debt related to our acquisition activities, our management has adopted a policy of entering into oil and natural gas derivative financial instruments to protect against commodity price fluctuations and to achieve a more predictable cash flow. SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activity,” requires that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results from the hedged item on the income statement. Companies must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. For derivatives classified as cash flow hedges, changes in fair value are recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of any change in the fair value of a derivative designated as a hedge is immediately recognized in earnings in our predecessor basis financial statements. Prior to July 29, 2003, all of EXCO’s derivative financial instruments were designated as cash flow hedges. Beginning July 29, 2003, the date of the merger, we have not designated our derivative financial instruments as hedging instruments and, as a result, we recognize the change in the derivative’s fair value currently in earnings (See “Note 3. Summary of significant accounting policies”).

EXCO entered into several swap transactions during 2000 and 2001 with Enron North America Corp., an affiliate of Enron Corp. (the Enron Hedges). On December 2, 2001, Enron Corp. and other Enron related entities, including Enron North America, filed for bankruptcy under Chapter 11 of the United States Code in the United States Bankruptcy Court in the Southern District of New York. We terminated all of our hedging contracts with Enron North America, effective as of December 5, 2001. We believe that we were owed approximately $15.3 million, including settlements already due but not paid, but the exact amount of the claim was determined pursuant to the terms of the ISDA Master Agreement. We valued the Enron derivative asset at $2.8 million, which represented our estimate of the fair market value of our bankruptcy claim against Enron North America, which is shown in the accompanying consolidated balance sheet at December 31, 2003 in other assets. Our estimate of the value of our bankruptcy claim was based upon informal offers that we received from third parties attempting to purchase those claims as well as management’s best estimate of the financial condition of Enron’s bankruptcy estate as determined from published reports and court filings related to the bankruptcy. Our claim was sold to a third party in April 2004 for approximately $4.7 million. The difference between the $4.7 million received for the claim and the $2.8 million derivative asset was treated as a purchase price adjustment for the going private transaction. As a result, we reduced goodwill by $1.2 million and increased deferred income taxes payable by $715,000.

The following table sets forth our oil and natural gas derivatives as of December 31, 2004. The fair values at December 31, 2004 are estimated from quotes from the counterparties and represent the amount that we would expect to receive or pay to terminate the contracts at December 31, 2004. We have the right to offset amounts we expect to receive or pay among our individual counterparties. As a result, we have offset amounts for financial statement presentation purposes.

(in thousands, except prices and differentials)	Volume Mmbtus/Bbls	Weighted average strike price per Mmbtu/Bbl	Weighted average differential to NYMEX	Fair value at December 31, 2004
Natural gas:
Swaps:
2005	15,148	$5.13		$(17,011)
2006	10,403	4.82		(14,011)
2007	6,387	4.60		(7,310)
2008	2,745	4.55		(2,371)
2009	1,825	4.51		(1,110)
2010	1,825	4.51		(782)
2011	1,825	4.51		(397)
2012	1,830	4.51		(105)
2013	1,825	4.51		124
	43,813			(42,973)
Basis Protection Swaps:
2005	31		$(0.83)	3
	31			3
Floor Prices:
2005	511	4.25		30
	511			30
Total Natural Gas				(42,940)
Oil:
Swaps:
2005	328	25.65		(5,479)
	328
Total Oil				(5,479)
Total Oil and Natural Gas				$(48,419)

At December 31, 2004, the average forward NYMEX oil prices per Bbl for calendar 2005 and 2006 were $42.60 and $40.42, respectively, and the average forward NYMEX natural gas prices per Mmbtu for calendar 2005 and 2006 were $6.27 and $6.23, respectively.

Since December 31, 2004, we have closed several of our commodity price risk management contracts upon the payment of $67.6 million to our counterparties, of which $15.0 million was related to the sale of Addison. We also entered into new commodity price risk management contracts at higher prices.

The following unaudited table sets forth our oil and natural gas derivatives as of September 30, 2005. The fair values at September 30, 2005 are estimated from quotes from the counterparties and represent the amount that we would expect to receive or pay to terminate the contracts at September 30, 2005. We have the right to offset amounts we expect to receive or pay among our individual counterparties. As a result, we have offset amounts for financial statement presentation purposes.

(unaudited, in thousands, except prices and differentials)	Volume Mmbtus/Bbls	Weighted average strike price per Mmbtu/Bbl	Weighted average differential to NYMEX	Fair value at September 30, 2005
Natural gas:
Swaps:
Remainder of 2005	3,818	$7.08		$(26,187)
2006	14,418	6.93		(66,769)
2007	12,410	6.58		(37,195)
2008	9,150	7.52		(9,016)
2009	1,825	4.51		(4,973)
2010	1,825	4.51		(3,801)
2011	1,825	4.51		(3,201)
2012	1,830	4.51		(2,820)
2013	1,825	4.51		(2,508)
	48,926			(156,470)
Basis Protection Swaps:
Remainder of 2005	226		$(0.57)	547
	226			547
Floor Prices:
Remainder of 2005	267	4.25		—
	267			—
Total Natural Gas				(155,923)
Oil:
Swaps:
Remainder of 2005	55	52.84		(743)
2006	237	67.04		72
2007	201	64.99		36
2008	183	63.00		9
Total Oil	676			(626)
Total Oil and Natural Gas				$(156,549)

At September 30, 2005, the average forward NYMEX oil price per Bbl for the remainder of calendar 2005 and for 2006 was $66.62 and $66.72, respectively, and the average forward NYMEX natural gas prices per Mmbtu for the remainder of calendar 2005 and for 2006 were $14.07 and $11.46, respectively.

Oil and natural gas revenues for the year ended December 31, 2002 include a net loss of $7.7 million from the settlement of cash flow hedges. For the year ended December 31, 2002, other income included a loss of $886,000, from hedge ineffectiveness.

13.          Acquisitions and dispositions

We have accounted for acquisitions in accordance with APB No. 16, “Business Combinations” and SFAS No. 141 “Business Combinations” where applicable.

Significant transactions that occurred during 2003

During the 209 day period from January 1, 2003 to July 28, 2003, we completed several oil and natural gas property acquisitions in the United States. The total purchase price for the acquisitions was approximately $1.8 million funded from surplus cash. During this period, we sold our interest in several oil and natural gas properties in the United States for total sales proceeds of approximately $6.1 million.

During the 156 day period from July 29, 2003 to December 31, 2003, we completed several oil and natural gas property acquisitions in the United States. The total purchase price for the acquisitions was approximately $14.4 million funded with borrowings under our Canadian credit agreement and from surplus cash. The most significant purchase during this period was the acquisition of additional interests in certain natural gas properties that we operate in the United States that we closed in October 2003. As of October 1, 2003, estimated total Proved Reserves net to our interest from these properties included approximately 19.8 Bcf of natural gas. The total purchase price for the properties was approximately $13.9 million (after contractual adjustments).

Transactions, other than the acquisition of North Coast, that occurred during 2004

During the year ended December 31, 2004, we completed six oil and natural gas property acquisitions in the United States. Estimated total Proved Reserves net to our interest from these acquisitions included approximately 0.3 Mmbbls of oil and NGLs and 52.1 Bcf of natural gas. The total purchase price for the acquisitions was approximately $88.4 million funded with borrowings under our U.S. credit agreement and from surplus cash. During 2004, since the date of the respective acquisitions, we recorded revenue of approximately $3.7 million and oil and natural gas production costs of $619,000 on these properties.

During the year ended December 31, 2004, we completed 21 sales of oil and natural gas properties in the United States. As of January 1, 2004, estimated total Proved Reserves, net to our interest from these properties included approximately 5.2 Mmbbls of oil and NGLs and 27.9 Bcf of natural gas. The total sales proceeds we received were approximately $51.9 million. During 2003, we recorded revenue of approximately $16.3 million and oil and natural gas production costs of $6.9 million on these properties. During 2004, we recorded revenue of approximately $12.1 million and oil and natural gas production costs of $4.6 million on these properties through the date of their respective disposition.

Transactions, other than the sale of Addison, that occurred during the nine months ended September 30, 2005 (unaudited)

During the nine months ended September 30, 2005, we completed seven oil and natural gas property acquisitions. Estimated total Proved Reserves net to our interest from the acquisitions included approximately 0.1 Mmbbls of oil and 59.8 Bcf of natural gas. The total purchase price for the acquisitions was approximately $102.3 million, funded with borrowings under our U.S. credit agreement and from surplus cash. In addition, we acquired a small natural gas gathering system for $700,000 as part of one of the acquisitions.

During the nine months ended September 30, 2005, we completed seven sales of oil and natural gas properties. As of January 1, 2005, estimated total Proved Reserves net to our interest from these properties included approximately 0.3 Mmbbls of oil and NGLs and 18.4 Bcf of natural gas. The total sales proceeds we received were approximately $45.4 million. During the nine months ended September 30, 2004, we recorded revenue of approximately $5.0 million and oil and natural gas production costs of approximately $913,000 on these properties. During the nine months ended September 30, 2005, we recorded revenues of approximately $3.7 million and oil and natural gas production costs of approximately $1.2 million on these properties through the date of their respective dispositions.

Pro forma financial information has not been provided because management believes the acquisitions, other than North Coast, and dispositions were not material.

14.          Bonus retention program

In connection with the Merger, Holdings established a bonus retention program to provide an incentive for the employee stockholders of Holdings to remain employed with the company and its subsidiaries. The program provided for equal quarterly payments to the employee stockholders totaling $1.8 million on an annual basis. The first payments under the program were made on October 29, 2003. During the 156 day period from July 29, 2003 to December 31, 2003, and for the year ended December 31, 2004, we have included approximately $600,000 and $1.4 million, respectively, in general and administrative expense and $167,000 and $400,000, respectively, in income from operations of discontinued operations related to this program. For the unaudited nine month periods ended September 30, 2004 and 2005, we have included approximately $1.0 million and $1.0 million, respectively, in general and administrative expense and $300,000 and $1.0 million, respectively, in income from operations of discontinued operations related to this program.

The payments to employee stockholders was to continue for four years unless the employee stockholder voluntarily terminated employment or was dismissed for cause, at which time the payments would cease. On February 10, 2005, in conjunction with the sale of Addison, the Addison employee bonus retention plan was terminated and all bonus retention amounts payable thereunder, aggregating approximately $1.0 million, were accelerated and paid in full pursuant to the terms of the plan and has been reflected in loss from operations of discontinued operations in the unaudited consolidated statement of operations for the nine month period ended September 30, 2005.

The Equity Buyout on October 3, 2005 constituted a change of control as defined in the agreement. As a result, the employee bonus retention plan was terminated and all bonus retention amounts payable thereunder, aggregating approximately $2.8 million, were accelerated and paid in full pursuant to the terms of the plan. Of this amount, approximately $240,000 will be reflected in our consolidated statement of operations during the three month period ended September 30, 2005 with the remaining $2.6 million to be reflected in our consolidated statement of operations during October 2005.

15.          Concentration of credit risk

During 2004, sales of natural gas to an industrial customer accounted for 10.6% of our total oil and natural gas revenues. If we were to lose any one of our oil and natural gas purchasers, the loss could temporarily cease or delay production and sale of our oil and natural gas in that particular purchaser’s service area. If we were to lose a purchaser, we believe we could identify a substitute purchaser.

During 2003, sales of oil to Plains All American, Inc. and affiliates and sales of natural gas to Western Gas Resources, Inc., Duke Energy Field Services, Inc., and Oneok Gas Marketing, Inc. accounted for 18.5%, 14.4%, 12.2% and 11.5%, respectively, of our total oil and natural gas revenues.

16.          Related party transactions

We have chartered for company business a jet aircraft from a company owned by Douglas H. Miller, our chairman and chief executive officer. During the year ended December 31, 2002 and for the 209 day period from January 1, 2003 to July 28, 2003, we did not charter any aircraft services from Mr. Miller’s company. During the 156 day period from July 29, 2003 to December 31, 2003, and for the year ended December 31, 2004, we paid Mr. Miller’s company approximately $100,000 and $484,000, respectively, for the use of the jet aircraft. During the year ended December 31, 2004, we were reimbursed a total of $93,000 of the charter fees by the underwriters of our senior notes offering.

17.          Supplemental information relating to oil and natural gas producing activities—continuing operations (unaudited)

Presented below are costs incurred in oil and natural gas property acquisition, exploration and development activities (excluding all amounts related to Addison, our former Canadian subsidiary):

(in thousands, except per unit amounts)
For the 209 day period from January 1, 2003 to July 29, 2003:
Proved property acquisition costs	$1,474
Development costs	2,622
Capitalized asset retirement costs	37
Depreciation, depletion and amortization per Boe	$4.16
Depreciation, depletion and amortization per Mcfe	$0.69
For the 156 day period from July 29, 2003 to December 31, 2003:
Proved property acquisition costs	$14,183
Development costs	6,326
Capitalized asset retirement costs	49
Depreciation, depletion and amortization per Boe	$6.45
Depreciation, depletion and amortization per Mcfe	$1.07
2004:
Proved property acquisition costs	$285,811
Unproved property acquisition costs	17,669
Total property acquisition costs(1)	303,480
Development and exploration costs	36,742
Capitalized asset retirement costs	8,463
Depreciation, depletion and amortization per Boe	$7.42
Depreciation, depletion and amortization per Mcfe	$1.24

(1)          Includes $192,035 that was allocated to proved oil and natural gas properties and $7,258 to unproved properties in the North Coast purchase price allocation.

Certain unaudited supplemental information related to oil and natural gas producing activities have been restated to reflect the impact of using spot prices for oil and natural gas as of December 31, 2003, and 2004 in determining volumes of proved oil and natural gas reserves and in the computations of discounted future cash flows and the standardized measure of future net cash flows. Prior to this restatement, such amounts were calculated using near month NYMEX futures prices. This restatement had no impact to our consolidated balance sheets, consolidated statements of operations, consolidated statements of changes in stockholders equity or consolidated statements of cash flows. The effects of the restatement to our estimated quantities and standardized measure of discounted future net cash flows are shown herein.

We retain independent engineering firms to provide annual year-end estimates of our future net recoverable oil, natural gas and NGL reserves. The estimated proved net recoverable reserves we show below include only those quantities that we expect to be commercially recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods. Proved Developed Reserves represent only those reserves that we may recover through existing wells. Proved Undeveloped Reserves include those reserves that we may recover from new wells on undrilled acreage or from existing wells on which we must make a relatively major expenditure for recompletion or secondary recovery operations.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of our oil and natural gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is subjective and imprecise. All amounts related to Addison, our former Canadian subsidiary, have been excluded from the information contained in this note.

Estimated quantities of proved reserves

(in thousands)	Oil (Bbls)	Natural gas (Mcf)	NGLs (Bbls)	Mcfe(1)
December 31, 2002	12,281	141,598	1,097	221,866
Purchase of reserves in place	153	22,133	45	23,321
New discoveries and extensions	396	5,196	—	7,572
Revisions of previous estimates	22	(1,982)	(210)	(3,110)
Production	(755)	(7,551)	(59)	(12,435)
Sales of reserves in place	(1,624)	(3,764)	(51)	(13,814)

December 31, 2003(2)	10,473	155,630	822	223,400
Purchase of reserves in place	1,651	229,837	—	239,743
New discoveries and extensions	545	20,807	18	24,185
Revisions of previous estimates	(369)	1,447	43	(509)
Production	(638)	(18,860)	(60)	(23,048)
Sales of reserves in place	(4,426)	(27,469)	(613)	(57,703)

December 31, 2004(2)	7,236	361,392	210	406,068

Estimated quantities of proved developed reserves

(in thousands)	Oil (Bbls)	Natural gas (Mcf)	NGLs (Bbls)	Mcfe(1)
December 31, 2003(3)	7,733	123,483	719	174,195
December 31, 2004(3)	6,021	318,292	210	355,678

(1)          Mcfe-One thousand cubic feet equivalent calculated by converting one Bbl of oil or NGLs to six Mcf of natural gas.

(2)          Prior to the restatement referred to above, estimated quantities of proved reserves (Mcfe) were 223,964 and 405,775 as of December 31, 2003 and 2004 respectively.

(3)          Prior to the restatement referred to above, estimated quantities of proved developed reserves (Mcfe) were 174,741 and 355,442 as of December 31, 2003 and 2004, respectively.

Standardized measure of discounted future net cash flows

We have summarized the Standardized Measure related to our proved oil, natural gas, and NGL reserves. We have based the following summary on a valuation of Proved Reserves using discounted cash flows based on year-end prices, costs and economic conditions and a 10% discount rate. The additions to Proved Reserves from the purchase of reserves in place, and new discoveries and extensions could vary significantly from year to year; additionally, the impact of changes to reflect current prices and costs of reserves proved in prior years could also be significant. Accordingly, you should not view the information presented below as an estimate of the fair value of our oil and natural gas properties, nor should you consider the information indicative of any trends.

(in thousands)
Year ended December 31, 2003:
Future cash inflows	$1,177,506
Future production, development and abandonment costs	408,093
Future income taxes	243,098
Future net cash flows	526,315
Discount of future net cash flows at 10% per annum	300,309
Standardized measure of discounted future net cash flows(1)	$226,006
Year ended December 31, 2004:
Future cash inflows	$2,589,656
Future production, development and abandonment costs	795,140
Future income taxes	588,897
Future net cash flows	1,205,619
Discount of future net cash flows at 10% per annum	731,802
Standardized measure of discounted future net cash flows(1)	$473,737

(1)          Prior to the restatement referred to above, the standardized measure of discounted future net cash flows were previously reported as $234,085 and $473,390 as of December 31, 2003 and 2004, respectively.

During recent years, prices paid for oil and natural gas have fluctuated significantly. The spot prices at December 31, 2003 and 2004 used in the above table, were $32.47 and $43.33 per Bbl of oil, respectively, and $5.97 and $6.18 per Mmbtu of natural gas, respectively, in each case adjusted for historical differentials. Prior to this restatement, we used near month NYMEX futures prices.

Changes in standardized measure

The following are the principal sources of change in the Standardized Measure:

(in thousands)
Year ended December 31, 2003:
Sales and transfers of oil and natural gas produced, net of production costs	$(39,032)
Net changes in prices and production costs	64,514
Extensions and discoveries, net of future development and production costs	11,126
Development costs during the period	8,669
Changes in estimated future development costs	(6,025)
Revisions of previous quantity estimates	(8,673)
Sales of reserves in place	(19,806)
Purchase of reserves in place	25,619
Accretion of discount before income taxes	28,384
Changes in timing, foreign currency translation and other	(16,719)
Net change in income taxes	25,026
Net change(1)	$73,083
Year ended December 31, 2004:
Sales and transfers of oil and natural gas produced, net of production costs	$(114,116)
Net changes in prices and production costs	84,388
Extensions and discoveries, net of future development and production costs	34,433
Development costs during the period	36,793
Changes in estimated future development costs	11,624
Revisions of previous quantity estimates	(22,714)
Sales of reserves in place	(81,485)
Purchase of reserves in place	320,788
Accretion of discount before income taxes	62,096
Changes in timing, foreign currency translation and other	(48,243)
Net change in income taxes	(35,833)
Net change(1)	$247,731

(1)          Amounts reflect the restatement of the standardized measure information as discussed above. Changes in the standardized measure of discounted future net cash flows for the years ended December 31, 2003 and 2004 were previously reported as $81,162 and $239,305, respectively.

18.          Supplemental information relating to oil and natural gas producing activities—discontinued operations (unaudited)

Presented below are costs incurred in oil and natural gas property acquisition, exploration and development activities of our discontinued operations, which relate to Addison, our former Canadian subsidiary:

(in thousands, except per unit amounts)
For the 209 day period from January 1, 2003 to July 29, 2003:
Property acquisition costs	$10,837
Development costs	14,705
Capitalized asset retirement costs	203
Depreciation, depletion and amortization per Boe	$5.10
Depreciation, depletion and amortization per Mcfe	$0.85
For the 156 day period from July 29, 2003 to December 31, 2003:
Property acquisition costs	$4,954
Development costs	17,486
Capitalized asset retirement costs	980
Depreciation, depletion and amortization per Boe	$6.99
Depreciation, depletion and amortization per Mcfe	$1.17
2004:
Property acquisition costs	$43,178
Development and exploration costs	33,258
Capitalized asset retirement costs	2,388
Depreciation, depletion and amortization per Boe	$6.86
Depreciation, depletion and amortization per Mcfe	$1.14

We retained independent engineering firms for 2002 and 2003 and used our internal engineers for 2004 to provide annual year-end estimates of our future net recoverable oil, natural gas and NGL reserves. The estimated proved net recoverable reserves we show below include only those quantities that we expect to be commercially recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods. Proved Developed Reserves represent only those reserves that we may recover through existing wells. Proved Undeveloped Reserves include those reserves that we may recover from new wells on undrilled acreage or from existing wells on which we must make a relatively major expenditure for recompletion or secondary recovery operations.

Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of our oil and natural gas properties. Estimates of fair value should also consider probable reserves, anticipated future oil and natural gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is subjective and imprecise.

Estimated quantities of proved reserves—discontinued operations

(in thousands)	Oil (Bbls)	Natural gas (Mcf)	NGLs (Bbls)	Mcfe(1)

December 31, 2002	5,754	107,695	3,994	166,183
Purchase of reserves in place	115	9,563	354	12,377
New discoveries and extensions	724	21,459	973	31,641
Revisions of previous estimates	641	(3,965)	1,985	11,791
Production	(448)	(8,360)	(332)	(13,040)
Sales of reserves in place	—	—	—	—

December 31, 2003	6,786	126,392	6,974	208,952
Purchase of reserves in place	1,378	17,105	455	28,103
New discoveries and extensions	656	19,570	1,130	30,286
Revisions of previous estimates	1,068	14,450	1,586	30,374
Production	(549)	(10,345)	(643)	(17,497)
Sales of reserves in place	—	—	—	—

December 31, 2004	9,339	167,172	9,502	280,218

Estimated quantities of proved developed reserves—discontinued operations

(in thousands)	Oil (Bbls)	Natural gas (Mcf)	NGLs (Bbls)	Mcfe(1)
December 31, 2003	6,529	117,030	6,377	194,466
December 31, 2004	8,825	155,012	9,250	263,462

(1)          Mcfe-One thousand cubic feet equivalent calculated by converting one Bbl of oil or NGLs to six Mcf of natural gas.

Standardized measure of discounted future net cash flows—discontinued operations

We have summarized the Standardized Measure related to Addison’s proved oil, natural gas, and NGL reserves. We have based the following summary on a valuation of Proved Reserves using discounted cash flows based on year-end prices, costs and economic conditions and a 10% discount rate. The additions to Proved Reserves from the purchase of reserves in place, and new discoveries and extensions could vary significantly from year to year; additionally, the impact of changes to reflect current prices and costs of reserves proved in prior years could also be significant. Accordingly, you should not view the information presented below as an estimate of the fair value of our oil and natural gas properties, nor should you consider the information indicative of any trends.

(in thousands)
Year ended December 31, 2003:
Future cash inflows	$953,165
Future production, development and abandonment costs	364,305
Future income taxes	165,069
Future net cash flows	423,791
Discount of future net cash flows at 10% per annum	204,772
Standardized measure of discounted future net cash flows	$219,019
Year ended December 31, 2004:
Future cash inflows	$1,525,346
Future production, development and abandonment costs	502,980
Future income taxes	295,697
Future net cash flows	726,669
Discount of future net cash flows at 10% per annum	366,833
Standardized measure of discounted future net cash flows	$359,836

During recent years, prices paid for oil and natural gas have fluctuated significantly. The NYMEX spot prices at December 31, 2003 and 2004 used in the above table, were $32.52 and $43.45 per Bbl of oil, respectively, and $6.19 and $6.15 per Mmbtu of natural gas, respectively, in each case adjusted for historical differentials between NYMEX and local prices.

Changes in standardized measure—discontinued operations

The following are the principal sources of change in the Standardized Measure:

(in thousands)
Year ended December 31, 2003:
Sales and transfers of oil and natural gas produced, net of production costs	$(47,773)
Net changes in prices and production costs	(7,053)
Extensions and discoveries, net of future development and production costs	47,518
Development costs during the period	25,478
Changes in estimated future development costs	(16,614)
Revisions of previous quantity estimates	18,054
Sales of reserves in place	—
Purchase of reserves in place	21,509
Accretion of discount before income taxes	24,595
Changes in timing, foreign currency translation and other	(28,329)
Net change in income taxes	24,217
Net change	$61,602
Year ended December 31, 2004:
Sales and transfers of oil and natural gas produced, net of production costs	$(74,160)
Net changes in prices and production costs	79,167
Extensions and discoveries, net of future development and production costs	55,950
Development costs during the period	33,258
Changes in estimated future development costs	(20,516)
Revisions of previous quantity estimates	56,311
Sales of reserves in place	—
Purchase of reserves in place	61,904
Accretion of discount before income taxes	30,119
Changes in timing, foreign currency translation and other	(31,253)
Net change in income taxes	(49,963)
Net change	$140,817

19.          Parent company stand alone financials

The following balance sheets and statements of operations and cash flow are presented on a parent company stand alone basis.

EXCO Holdings Inc.

Balance sheets-parent company only

(in thousands, except per share amounts)	December 31, 2003	December 31, 2004	September 30, 2005
			(unaudited)
Assets:
Current assets-prepaid expenses	$72	$29	$55
Investment in EXCO Resources, Inc	176,223	182,384	230,515
Receivable from EXCO Resources, Inc	—	105	313
Total assets	$176,295	$182,518	$230,883

Liabilities and shareholders’ equity:
Current liabilities	$—	$—	$—
Payable to EXCO Resources, Inc	46	—	—
Commitments and contingencies	—	—	—
Stockholders’ equity:
Class A common stock, $.001 par value: Authorized shares-129,962,986 Issued and outstanding shares-115,946,667 at December 31, 2003 and 2004 and at September 30, 2005	116	116	116
Additional paid-in capital	173,804	173,804	173,804
Class B common stock, $.001 par value: Authorized shares-12,962,968 Issued and outstanding shares-11,925,925 at December 31, 2003 and 2004 and at September 30, 2005	12	12	12
Notes receivable from stockholders	(1,829)	(1,573)	(1,262)
Retained earnings	4,146	10,159	58,213
Total stockholders’ equity	176,249	182,518	230,883
Total liabilities and stockholders’ equity	$176,295	$182,518	$230,883

EXCO Holdings Inc.

Statements of operations-parent company only

	For the 156 day period from July 29, 2003 to	Year ended December 31,	Nine months ended September 30,
(unaudited, in thousands)	December 31, 2003	2004	2004	2005

Income:
Equity in earnings (loss) of subsidiary	$4,177	$6,161	$(17,400)	$48,131
Interest income	20	43	33	22
Total income	4,197	6,204	(17,367)	48,153

Expenses:
General and administrative	51	191	172	99
Total expenses	51	191	172	99
Income (loss) before income taxes	4,146	6,013	(17,539)	48,054
Income tax expense	—	—	—	—
Net income (loss)	$4,146	$6,013	$(17,539)	$48,054

EXCO Holdings Inc.

Statements of cash flows-parent company only

	For the 156 day period from July 29, 2003 to	Year ended December 31,	Nine months ended September 30,
(unaudited, in thousands)	December 31, 2003	2004	2004	2005

Operating activities:
Net income (loss)	$4,146	$6,013	$(17,539)	$48,054
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in earnings (loss) of subsidiary	(4,177)	(6,161)	17,400	(48,131)
Effect of changes in prepaid insurance	(194)	43	31	(26)
Net cash provided by operating activities	(225)	(105)	(108)	(103)

Investing activities:
Acquisition of EXCO Resources, Inc., less cash acquired	(197,146)	—	—	—
Advances/investments with affiliates	(1,949)	(151)	(80)	(209)
Net cash used in investing activities	(199,095)	(151)	(80)	(209)

Financing activities:
Proceeds from long-term debt	53,612	—	—	—
Proceeds from issuance of Class A and Class B common shares	147,537	—	—	—
Advances to employees for purchase of Class A common shares	(1,886)	—	—	—
Payments of principal and interest on employee notes	57	256	188	312
Net cash provided by financing activities	199,320	256	188	312
Net increase (decrease) in cash	—	—	—	—
Cash at beginning of period	—	—	—	—
Cash at end of period	$—	$—	$—	$—